EXECUTION COPY

CERTAIN MATERIAL (INDICATED BY [*]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

SPRINGLEAF FINANCE CORPORATION (a Seller)

MOREQUITY, INC. (a Seller)

NATIONSTAR MORTGAGE LLC (Purchaser)

Dated and effective as of August 1, 2014

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

This Mortgage Servicing Rights Purchase and Sale Agreement (the “Agreement”), dated as of August 1, 2014, is by and between NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (the “Purchaser”), with offices located in 350 Highland Drive, Lewisville, Texas 75067, and SPRINGLEAF FINANCE CORPORATION, an Indiana corporation (“Springleaf”), with offices located in 601 NW Second Street, PO Box 59, Evansville, IN 47708-0059 and, solely with respect to the Excepted Servicing Agreement (as defined below), MOREQUITY, INC., a Nevada corporation (“MorEquity” together with Springleaf, collectively referred to the "Sellers" and each a "Seller"), with offices located in 601 NW Second Street, PO Box 59, Evansville, IN 47708-0059 (the Purchaser and the Seller may collectively be referred to as the “Parties,” and each as a “Party”).

W I T N E S S E T H:

WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from such Seller, certain Mortgage Servicing Rights to certain residential mortgage loans currently owned by such Seller; and

WHEREAS, Purchaser and Sellers desire to set forth the terms and conditions pursuant to which a Seller will sell, transfer and assign, to Purchaser, all of such Seller’s right, title and interest in and to such Mortgage Servicing Rights, and Purchaser will purchase and assume all right, title and interest in and to those certain Mortgage Servicing Rights identified herein as related to the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01    Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Advances: All Corporate Advances and T & I Advances, including any applicable receivables associated therewith, and any other advances required to be made under the Servicing Agreements.

Affiliate: Any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

Agreement: As defined in the first paragraph hereof.

Ancillary Income: All fees and income derived from and related to the Mortgage Loans, excluding Servicing Fees attributable to the Mortgage Loans, but including and not limited to late charges, prepayment penalties, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees, income on escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loans, and all other incidental fees, income and charges collected from or assessed against the Mortgagor, other than those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements or as otherwise agreed by the Parties.

Applicable Law: As of the time of a particular action, omission or event, any Law or Order applicable to the Mortgage Loans or the Servicing Rights.

Applicable Requirements: As of the time of reference and as applicable, (i) the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (ii) all Applicable Law, (iii) the Servicing Agreements, and (iv) all legal and contractual obligations to or with any Insurer, Investor, or Governmental Entity applicable to any Mortgage Loan or Mortgage Servicing Right.

Assignment of Mortgage: An assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage instrument identified therein from the transferor to the transferee named therein.

Bid Multiple: The percentage determined and adjusted in accordance with Exhibit F hereto.

Branch Mortgage Loan: Any Mortgage Loan identified as a “Branch Mortgage Loan” under the applicable Servicing Agreement.

Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in Texas or New York are authorized or obligated by law or by executive order to be closed.

Call Date: The meaning specified in Section 8.07 hereof.

Call Rights Owner: The owner of the right to purchase the Mortgage Loans serviced pursuant to the Securitization Servicing Agreements from the related trust and terminate the related securitization transaction and, solely with respect to the Excepted Servicing Agreement, Angelo Gordon & Co.

Call Rights Owner Side Letter: The meaning specified in Section 8.07 hereof.

Closing Certificate:    An officer certificate, substantially in the form attached hereto as
Exhibit D, signed by an authorized officer of a Seller or Purchaser, as applicable.

Collateral File: With respect to each Mortgage Loan, that file containing the Mortgage Loan
Documents held by one or more Custodian pursuant to the related custodial agreement.

Complying Loss Mitigation: The meaning specified in Section 7.09(a) hereof.

Corporate Advances: Advances related to a delinquent Mortgage Loan expended by a Seller in accordance with the Servicing Agreement (other than T & I Advances), including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses.

Credit and Servicing File: Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, which are delivered to the Purchaser in connection with the servicing of the Mortgage Loan, which will include originals or copies of the Mortgage Loan Documents, all credit and servicing related documentation relating to the origination and servicing of such Mortgage Loan necessary to service the Mortgage Loan in accordance with the Applicable Requirements.

Custodian: With respect to any Mortgage Loans and Servicing Agreements, each applicable document custodian for the related Seller, Purchaser and the applicable Investors.

Custodial Accounts: The accounts in which Custodial Funds are deposited and held by or for any servicer.

Custodial Funds: All funds held by or for a Seller with respect to the Mortgage Loans, including all principal and interest funds and any other funds due an Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by such Seller relating to the Mortgage Loans.

Customer Complaint: Any communication received by a Seller or Purchaser with respect to any Mortgage Loan that is submitted by or on behalf of a customer or group of customers that relates to (i) a particular act, practice or omission by the other Party with respect to such Mortgage Loan(s) and requires a notification or submission to, or filing with, a Regulator under Applicable Requirements (including the handling of loan modifications and other loss mitigation options), or (ii) the physical transfer of servicing of such Mortgage Loan(s) (including the handling of loan modifications and other loss mitigation options) pursuant to this Agreement and is received within six (6) months after the applicable Servicing Transfer Date, or such other period as may be agreed to by Purchaser and such Seller in compliance with Applicable Requirements.

Cutoff Date: The meaning set forth in the applicable Servicing Agreement or, if the comparable term used in any such Servicing Agreement is not “Cutoff Date,” the meaning of such comparable term as used in such Servicing Agreement.

Document Holdback: The meaning specified in Section 3.01(a)(iii) hereof.

Effective Date: The date as of which this Agreement is effective, as first set forth above.

Estimated Purchase Price: As described in Section 3.01 and the Estimated Purchase Price
Computation Worksheet (Exhibit A-1).

Excepted Servicing Agreement:    The Servicing Agreement identified as the "Excepted
Servicing Agreement" on Exhibit J attached hereto.

Fannie Mae: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

Federal Funds Rate: For any date of determination, the federal funds rate as reported in the Federal Reserve H.15(519) Statistical Release as of the first Business Day of the month in which such date of determination falls, or if such Statistical Release is no longer published, the average of the “high” and the “low” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000.00) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of the month in which such date of determination falls.

FHA: The Federal Housing Administration or any successor thereto.

Governmental Entity: Any federal, state or local governmental authority, agency, commission or court or self-regulatory authority or commission, including the Regulator.

HAMP: The Home Affordable Modification Program as administered by FNMA as agent for the U.S. Department of Treasury.

Insurer: (i) A Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, any provider of private MI, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or Mortgaged Property, as the case may be, including any Governmental Entity, (ii) a Person who provides, with respect to any Servicing Agreement or any Applicable Requirement, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy, or (iii) a Person who is a certificate insurer.

Interim Servicing Addendum: The servicing provisions setting forth the servicing obligations of each Seller contemplated by this Agreement, and the compensation to be paid by the Purchaser, for the period beginning on the Sale Date or the applicable Subsequent Sale Date, as applicable, and ending on the final Servicing Transfer Date, which provisions are attached hereto as Exhibit G and incorporated into this Agreement.

Investor: Any private investor, trust or other Person who owns or holds or is committed to purchase Mortgage Loans or any interest therein (including any trustee on behalf of any holders of any related mortgage backed securities, and not the holders of such related mortgage backed securities) serviced by the related Seller pursuant to any Servicing Agreement, provided, that if such Seller only owes Servicing obligations to a master servicer or Person other than the owner, holder or committed purchaser of a Mortgage Loan or any interest therein (including any trustee on behalf of any holders of any related mortgage backed securities) under a Servicing Agreement, such master servicer or other Person shall be deemed to be the Investor for the purposes of this Agreement.

Loss or Losses: Any and all direct, actual or out-of-pocket losses, damages, deficiencies, claims, costs, penalties or expenses, including the costs of investigating any claims and all reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, and (iii) punitive or treble damages; provided, however, that the exclusions set forth in clauses (ii) and (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or Governmental Entity.

Loss Mitigation: The meaning specified in Section 7.09(a) hereof.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

MI: The default insurance provided by private mortgage insurance companies on certain
Mortgage Loans, whether lender-paid or borrower-paid.

Missing Documents: The meaning specified in Section 3.01(a)(iii) hereof.

Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a first lien or first priority ownership interest on an unsubordinated estate in fee simple in real property securing the Mortgage Note and related to a Mortgage Loan; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

Mortgage Loan: Each of those mortgage loans described in the Mortgage Loan Schedule, as the same may be amended and updated pursuant to Section 2.01 hereof.

Mortgage Loan Documents: With respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by the Custodian, including the Mortgage Note, and if applicable, cooperative mortgage loan related documents and a power of attorney, a New York Consolidation, Extension and Modification Agreement, or other modification documents; and (ii) all documents required by an Investor to be held by the Custodian under the Servicing Agreements.

Mortgage Loan Schedule: The schedule of the Mortgage Loans setting forth the information with respect to each Mortgage Loan identified in Exhibit A, including, without limitation, a field with respect to "high cost mortgage" under Section 32 of the Home Ownership and Equity Protection Act of 1994, as may be updated and amended, and which will be delivered in electronic form. There will be a preliminary and a final Mortgage Loan Schedule.

Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.

Mortgage Servicing Rights: The rights and responsibilities of each Seller with respect to servicing or master servicing the Mortgage Loans under the Servicing Agreements, as applicable, subject to the terms and provisions of the Interim Servicing Addendum, including (a) the rights and responsibilities of Springleaf as “Primary Servicer” of the respective Mortgage Loans under each Servicing Agreement other than the Excepted Servicing Agreement or, with respect to the Excepted Servicing Agreement, as “Master Servicer” of the respective Mortgage Loans; (b) the rights and responsibilities of MorEquity to, solely with respect to the Excepted Servicing Agreement, as “Servicer” of the related Mortgage Loans; (c) the right of any Seller to receive any Servicing Fees and Ancillary Income, if applicable, and any other amounts due to such Seller under the terms of the related Servicing Agreement; and (c) any other rights and responsibilities of each Seller under the related Servicing Agreement.

Mortgaged Property: Any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note.

Mortgagor: An obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

Net Interest: Interest calculated at the annual rate of interest on a Mortgage Loan less Net
Servicing Fees.

Net Servicing Fees: The base, monthly Servicing Fees based on a percentage of the outstanding principal balance of the Mortgage Loans payable to the related Seller prior to the Sale Date or subsequent Sale Date, less (i) lender-paid mortgage insurance, and (ii) any other components of the Servicing Fees that such Seller is not entitled to retain as compensation pursuant to a Servicing Agreement.

Net Servicing Fee Rate: The weighted average of the servicing fee rates for the Mortgage Loans, weighted on the basis of the respective principal balances of such Mortgage Loans as of the Sale Date or Subsequent Sale Date.

Originator: With respect to each Mortgage Loan, any Person acting as or on behalf of the mortgagee or lender in connection with the underwriting, origination, servicing or ownership of such Mortgage Loan prior to the applicable Servicing Transfer Date, including without limitation any loan broker, any prior servicer, any correspondent lender, any subservicer or any servicer subcontractor.

Party/Parties: The meaning specified in the first paragraph of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity.

Purchase Price: The product of (i) the Bid Multiple, (ii) the Net Servicing Fee Rate, and (iii) the unpaid principal balance of the Mortgage Loans as to which the related Mortgage Servicing Rights are sold on the Sale Date or a Subsequent Sale Date.

Purchase Price Recapture Amount: As defined in Section 11.03(b).

Purchased Assets: The meaning specified in Section 2.01 hereof.

Purchaser: Nationstar Mortgage LLC, its successors and permitted assigns.

Purchaser Material Adverse Effect: A material and adverse effect upon the ability of Purchaser to consummate the Transactions or perform its obligations under the Transaction Documents.

Rating Agency Affirmation Letter: As to each Servicing Agreement that requires rating agency confirmation or other statement pursuant to the terms of such Servicing Agreement in order to assign such Servicing Agreement to Purchaser pursuant to this Agreement, a letter or other form of notice provided for in such Servicing Agreement from each rating agency referenced in such Servicing Agreement as a relevant rating agency (i) to the effect that, as applicable, the assignment by a Seller and the assumption by Purchaser with respect to such Servicing Agreement will not, in and of itself, result in a downgrading or withdrawal of the rating of any securities issued pursuant to the related securitization or structured finance transaction that have been rated by such rating agency, or (ii) otherwise meeting the requirements for an assignment of such Servicing Agreement to Purchaser as required by the terms thereof.

Recourse: Any arrangement pursuant to which the servicer or any successor servicer bears the risk of all or any part of the ultimate credit losses (including with respect to any credit enhancements) incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse does not include losses in connection with a failure by the servicer or any successor servicer to comply with Applicable Requirements. Recourse shall not include a Seller’s or its Affiliate’s retained contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to the applicable Investor due to a breach of one or more representations and warranties.

Regulator: The Consumer Financial Protection Bureau, or any successor thereto or other
Governmental Entity having jurisdiction over each Seller or Purchaser.

Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by each Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.

Related Parties:    With respect to a Person, such Person’s officers, directors, managers, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors.

Sale Date: August 31, 2014, or such other date as may be mutually agreed to in writing by Sellers and Purchaser. The consummation of certain Transactions on the Sale Date, at such time on the Sale Date as is mutually agreed to by the Parties, shall be referred to herein as the “Closing”.

Seller or Sellers: Individually or collectively, as the context may require, solely with respect to the Mortgage Servicing Rights for the Excepted Servicing Agreement, MorEquity, Inc., a Nevada corporation and with respect to all other Mortgage Servicing Rights, Springleaf Finance Corporation, an Indiana corporation, and each of their respective successors and assigns.

Seller Material Adverse Effect: A material and adverse effect upon the ability of Purchaser to consummate the Transactions or perform its obligations under the Transaction Documents.

Services Agreement: The meaning specified in Section 7.23 hereof.

Servicing: The responsibilities with respect to servicing or master servicing (in the case of master servicing, only with respect to the Excepted Servicing Agreement) the Mortgage Loans under the Applicable Requirements, whether performed as a servicer, master servicer, subservicer or interim servicer.

Servicing Agreement Consent: Any consent, approval or authorization that is required from an Investor or any other third party, as applicable, or that is required pursuant to the terms of any Servicing Agreement in order to assign or otherwise transfer such Servicing Agreement or related Mortgage Servicing Rights to Purchaser pursuant to the terms of this Agreement, which consent approval or authorization (a) may, but is not required to, include a financing amendment to a Servicing Agreement, if applicable, and (b) shall include a Rating Agency Affirmation Letter, but only to the extent expressly required by a Servicing Agreement.

Servicing Agreements: The contracts (as each such contract and other document has been amended from time to time), and including waivers approved by an Investor, as applicable, pursuant to which each Seller is obligated to Service the Mortgage Loans relating to the Mortgage Servicing Rights, all of which, for the avoidance of doubt, are set forth on Exhibit J.

Servicing Fees: All compensation payable to a Seller under the applicable Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any additional incentive compensation payable under HAMP and any payments received in respect of the foregoing and proceeds thereof.

Servicing Transfer Date: Each date on which a Seller ceases to be the interim servicer in respect of certain Mortgage Loans under the Interim Servicing Addendum and the physical transfer of servicing thereof to Purchaser occurs on the books and records of the applicable Investor. The Servicing Transfer Dates shall be as set forth on Schedule 3.02(a), or as otherwise mutually agreed upon by the Parties.

Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which each Seller shall effect each transfer of the Mortgage Servicing Rights, Advances, Custodial Funds, Credit and Servicing Files and Collateral Files to Purchaser, substantially in the form attached hereto as Exhibit E, with such changes as the Parties may mutually agree upon.

Subsequent Closing: The meaning specified in Section 2.02(a)(ii) hereof.

Subsequent Sale Date: The meaning specified in Section 2.02(a)(ii) hereof.

Subsequent Transfer Date: The meaning specified in Section 11.04(d) hereof.

Subserviced Mortgage Loans:    Those Mortgage Loans currently subserviced by the
Purchaser under any Subservicing Agreement.

Subservicing Agreement: With respect to a Mortgage Loan, as applicable, any subservicing agreement between the Purchaser and Springleaf or an Affiliate of Springleaf, pursuant to which the Purchaser has previously agreed to subservice such Mortgage Loan on behalf of Springleaf or an Affiliate of Springleaf.

T & I Advances: Advances expended by a Seller for the payment of taxes and insurance amounts due related to the Mortgage Loans, in accordance with the applicable Servicing Agreement.

Termination Date: December 31, 2014, or such other date as mutually agreed by the Parties.

Third Party Claim: The meaning specified in Section 11.01 hereof.

Trailing Documents: Mortgage Loan Documents that are required by an Investor pursuant to Applicable Requirements to be part of the Collateral File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements or (ii) have been submitted for recording and have not yet been returned by the applicable recording office.

Transaction Documents: The Transfer Confirmation and this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith).

Transactions: The sale of the Purchased Assets by a Seller to Purchaser and the other transactions contemplated by this Agreement.

Transfer Confirmation: A document, substantially in the form of Exhibit B hereto, executed by each Seller and the Purchaser, which sets forth the Mortgage Servicing Rights transferred to the Purchaser for Servicing on the applicable Servicing Transfer Date.

Section 1.02    General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)    The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f) The term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) Any and all capitalized terms which are not defined herein shall have their respective meanings set forth in the Servicing Agreements.

ARTICLE II

SALE AND TRANSFER OF SERVICING

Section 2.01    Items to be Sold.

Subject to, and upon the terms and conditions of this Agreement, each Seller shall, as hereinafter provided, sell, transfer, and deliver to Purchaser all of such Seller’s right, title and interest in and to the Mortgage Servicing Rights, including any right, title and interest of Seller in the Custodial Funds, Collateral Files and Credit and Servicing Files (collectively, “Purchased Assets”), and Purchaser agrees to purchase such right, title and interest in and to the Purchased Assets. Sellers and Purchaser acknowledge and agree that the Mortgage Loan Schedule will be preliminary on the Sale Date or Subsequent Sale Date, as applicable, and will not fully account for Mortgage Loans that either may have been fully pre-paid prior to the Sale Date or Subsequent Sale Date, as applicable, or excluded from the Transaction as of the Sale Date or Subsequent Sale Date, as applicable, as a result of the final application of the purchase criteria. No later than three (3) Business Days after the Sale Date or Subsequent Sale Date, as applicable, the related Seller shall complete and provide to Purchaser a final Mortgage Loan Schedule with respect to the Mortgage
Servicing Rights sold on the Sale Date or Subsequent Sale Date, as applicable.

Section 2.02    Sale Date and Subsequent Sale Dates.

(a)    Purchased Assets.

(i) Subject to the terms and conditions of this Agreement and the Servicing Agreements, including the receipt of the applicable Servicing Agreement Consents, on the Sale Date or Subsequent Sale Date, as applicable, all legal, beneficial and equitable ownership of and to the applicable Purchased Assets shall be sold, assigned, transferred, conveyed and delivered by the related Seller to Purchaser, and Purchaser shall purchase from such Seller, all legal, beneficial and equitable ownership of and to such Purchased Assets, free and clear of all liens; provided, however, that the applicable Servicing Transfer Date may be later than the Sale Date or Subsequent Sale Date.

(ii) If a Servicing Agreement Consent for any Servicing Agreement is not obtained prior to the Sale Date, but is obtained after the Sale Date, then the sale and purchase of the Purchased Assets contemplated by Section 2.01 relating to such Servicing Agreement shall take place at a closing (each, a “Subsequent Closing”) on the next Cutoff Date under the applicable Servicing Agreement after such Servicing Agreement Consent is obtained or at such other time as is mutually agreed upon by the Parties (each, a “Subsequent Sale Date”). The terms and conditions of any such Subsequent Closing shall be identical to those set forth herein pertaining to the Closing held on the Sale Date, or as otherwise mutually agreed upon by the Parties, including with respect to the applicable portion of the Purchase Price and any adjustment thereof, and Section 3.01(d).

(iii) For the avoidance of doubt, if the Servicing Agreement Consents for any Servicing Agreements are not obtained prior to the Termination Date, then the Purchased Assets relating to such Servicing Agreements shall not be purchased by Purchaser.

(iv) The Purchaser acknowledges and agrees that the transfer and sale of the Purchased Assets are subject to the terms and provisions of the Servicing Agreements (including, without limitation, any termination provisions contained therein). From the Sale Date, or the Subsequent Sale Date, as applicable, to the applicable Servicing Transfer Date, the related Seller shall interim service the Mortgage Loans (other than the Subserviced Mortgage Loans) pursuant to the terms of the Interim Servicing Addendum.

(b)    Deliverables.    The following documents shall be exchanged between the
Parties (as applicable) on or prior to the Sale Date or Subsequent Sale Date, as applicable:

(i) This Agreement, duly executed by each of the Parties hereto (with respect to the initial Sale Date;

(ii)    All Servicing Agreement Consents obtained on or prior to the Sale
Date or Subsequent Sale Date, as applicable;

(iii) As a condition to the sale and transfer of the Mortgage Servicing Rights relating to any Servicing Agreement a true and complete copy or electronic version of such Servicing Agreement in accordance with Exhibit J hereof;

(iv)    The duly executed Closing Certificate;

(v)    Any other documents required by this Agreement and the Servicing
Agreements;

(vi)    Each Call Rights Owner Side Letter.

Section 2.03    Servicing Transfer Dates.

On each Servicing Transfer Date:

(a) Purchaser shall assume responsibility for Servicing, and each Seller shall cease all Servicing activity related to the Mortgage Loans transferred on such Servicing Transfer Date, subject to the terms of the Transaction Documents;

(b) Each Seller shall terminate all Subservicing Agreements and any other subservicing or servicing agreements related to the Servicing Agreements (other than the Servicing Agreements);

(c) Each Seller shall provide Purchaser with a reasonable number of executed Powers of Attorney in the form attached hereto as Exhibit I to be used by Purchaser as necessary for Purchaser to service the applicable Mortgage Loans in accordance with Applicable Requirements; and

(d) Purchaser and Seller shall execute a Transfer Confirmation with respect to the Servicing of the Mortgage Servicing Rights transferred on such Servicing Transfer Date, provided that the execution of such Transfer Confirmation may be deferred as reasonably necessary for the Purchaser and Seller to make a final determination of the Mortgage Servicing Rights and related Mortgage Loans subject thereto.

Section 2.04    Servicing Transfer Instructions.

In connection with each transfer of the Mortgage Servicing Rights from the related Seller to Purchaser pursuant to this Agreement, such Seller and Purchaser shall follow the Servicing Transfer Instructions and the Servicing Agreements in all material respects. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control unless the Purchaser and Sellers mutually agree in writing that the Servicing Transfer Instructions shall control, in which case the Servicing Transfer Instructions shall control. Sellers and Purchaser shall work cooperatively to ensure that the process of transferring the Mortgage Servicing Rights complies with Applicable Requirements, including those of the Regulator, and the Servicing Transfer Instructions shall conform to such Applicable Requirements.

ARTICLE III

CONSIDERATION

Section 3.01    Purchase Price.

(a) In full consideration for the sale of the Mortgage Servicing Rights to be sold pursuant to Section 2.02(a)(i) and subject to the terms and conditions of this Agreement, Purchaser shall pay to the related Seller a sum equal to the Purchase Price in accordance with this Section 3.01, as follows:

(i) On the Sale Date or Subsequent Sale Date, as applicable, Purchaser shall pay to the related Seller a sum equal to fifty percent (50%) of the Estimated Purchase Price (which shall be calculated in accordance with Section 3.01(c)), by wire transfer of immediately available federal funds, to an account designated by such Seller.

(ii) On the date five (5) Business Days following the applicable Servicing Transfer Date, Purchaser shall pay to the related Seller a sum equal to the portion of the Purchase Price that has not been paid to such Seller by Purchaser as of such date (which shall be calculated in accordance with Section 3.01(c)), including with respect to Mortgage Loans that have prepaid or otherwise liquidated between the Sale Date or Subsequent Sale Date and the applicable Servicing Transfer Date, less the Document Holdback, to an account designated by such Seller.

(iii) Solely with respect to Mortgage Loans that are not Subserviced Mortgage Loans, Purchaser shall hold back from the amount paid to the related Seller in accordance with Section 3.01(a)(ii) an amount equal to ten percent (10%) of the Purchase Price (the “Document Holdback”). Within sixty (60) days following the applicable Servicing Transfer Date, Purchaser shall deliver or cause to be delivered to such Seller a list identifying any missing Mortgage Loan Documents with respect to the related Mortgage Loans that are necessary to service the Mortgage Loans, and, with respect to any Mortgage Loan that is not a Subserviced Mortgage Loan, any missing documents from the related Credit and Servicing File that Purchaser reasonably believes are required for Purchaser to servicing such Mortgage Loans in accordance with Applicable Requirements (“Missing Documents”). Purchaser shall pay the Document Holdback to such Seller on a loan level, pro rata basis on the last Business Day of each month (beginning on the last day of the month in which the date ninety (90) days after the applicable Servicing Transfer Date occurs) for each such Mortgage Loan that has been fully prepaid or been liquidated or with respect to which Purchaser has received all of the Missing Documents identified on such list, to include each such Mortgage Loan with respect to which Purchaser has not identified any Missing Documents on such list, provided, however, that the Document Holdback with respect to any such Mortgage Loan shall be paid no later than one-hundred twenty (120) days after the applicable Servicing Transfer Date. In the event any Missing Documents identified on such list are not received within one-hundred twenty (120) days following the applicable Servicing Transfer Date, Purchaser may deduct from the Document Holdback any amount it reasonably estimates necessary to pay the out of pocket costs associated with creating or obtaining any such Missing Documents, and provide such Seller with reasonable documentation of such estimates. Purchaser shall provide the related Seller loan-level reports with each payment detailing the outstanding Missing Documents as well as the Mortgage Loans paid off or liquidated. Except as set forth in Section 11.03(a), Purchaser shall not have any right to offset against the Document Holdback amounts due from such Seller to Purchaser pursuant to any other provision of this Agreement or under any Transaction Document or other agreement between the Parties, or otherwise due or alleged to be due from such Seller to Purchaser.

(b) No later than three (3) Business Days prior to the Sale Date or Subsequent Sale Date, the related Seller shall complete and provide to Purchaser, the (i) the preliminary Mortgage Loan Schedule and (ii) the Estimated Purchase Price Computation Worksheet setting forth the Estimated Purchase Price, in the form of Exhibit A-1 and based on information regarding the Mortgage Loans as of the previous month-end trial balance that is included in the preliminary Mortgage Loan Schedule.

(c) No later than three (3) Business Days after the Sale Date or Subsequent Sale Date, the related Seller shall complete and provide to Purchaser, the (i) final Mortgage Loan Schedule and (ii) the Purchase Price Computation Worksheet setting forth such Seller’s computation of the Purchase Price, in the form of Exhibit A-2 and based on information regarding the Mortgage Loans as of the Sale Date or Subsequent Sale Date that is included in the final Mortgage Loan Schedule.

(d) In the event the sale of the Purchased Assets related to any Servicing Agreement is delayed to a Subsequent Sale Date in accordance with Section 2.02(a)(ii), additional Estimated Purchase Price Computation Worksheet(s) and Purchase Price Computation Worksheet(s) related to the Purchased Assets to be sold on such Subsequent Sale Date shall be delivered, and the portions of the Estimated Purchase Price and Purchase Price to be paid hereunder related to the Purchased Assets to be sold on such Subsequent Sale Date shall be paid, in accordance with the preceding provisions of this Section 3.01 as if such Subsequent Sale Date were the Sale Date thereunder.

Section 3.02 Servicing Transfer Dates and Payments for Advances.

(a) On each Servicing Transfer Date, (x) the related Seller shall cease to be the servicer, under the Interim Servicing Addendum, in respect of the applicable Mortgage Loans as set forth on Schedule 3.02(a) and (y) the physical transfer of Servicing thereof to Purchaser shall occur on the books and records of the applicable Investor; provided, however, that in the case of both clauses (x) and (y), with respect to any Mortgage Loans that are Serviced pursuant to the Servicing Agreement, only to the extent that the Servicing Agreement Consents with respect to such Servicing Agreements were obtained prior thereto. Within three (3) Business Days after the applicable Servicing Transfer Date or such earlier period provided below, the related Seller shall provide or cause to be provided to Purchaser, as applicable:

(i) One or more readable tapes or electronic data files, in a form and content as mutually agreed, within two (2) Business Days after the immediately preceding Cutoff Date, to allow the Purchaser to service such Mortgage Loans in accordance with the applicable Servicing Agreements following such Servicing Transfer Date;

(ii) All of the Credit and Servicing Files in the possession or control of a Seller (or its agents) in accordance with the terms of the Agreement, or access to such Seller’s web portal containing such documents, that are reasonably necessary for Purchaser to assume the responsibility for and to conduct the Servicing of such Mortgage Loans in all material respects following the applicable Servicing Transfer Date;

(iii) All of the Collateral Files related to such Mortgage Loans in the possession or control of a Seller, such Seller’s Custodian, other than Trailing Documents, which may be by internal delivery with the Custodian if Purchaser’s and such Seller’s Custodian are the same entity;

(iv)    all of the Custodial Funds related to such Mortgage Loans, other than
Custodial Funds to be retained for remittance to the applicable Investor; and

(v) With respect to such Mortgage Loans, the related Seller’s accounting to the Purchaser of the Related Escrow Account funds, of outstanding T & I Advances, suspense, and partial and unapplied funds, made in accordance with the Servicing Agreements and the Interim Servicing Addendum; and

(vi)    The Transfer Confirmation.

(b) Within forty-five (45) calendar days after the applicable Servicing Transfer Date, Purchaser shall pay the related Seller, by wire transfer of immediately available federal funds to an account designated by such Seller, an amount equal to one hundred percent (100%) of all reimbursable Advances relating to the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date, subject to the Advances being reimbursable under the applicable Servicing Agreements and receipt of all customary documentation and support; provided that the following conditions have been satisfied:

(i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(a); and

(ii) On or prior to the Servicing Transfer Date, the related Seller has provided Purchaser with customary documentation and support for all properly made Advances as to which such Seller is entitled to recovery, accrued but not recovered or reimbursed through the close of business of the day prior to such Servicing Transfer Date; provided that the right of Purchaser to withhold payment for such Advances for insufficient documentation and support shall apply only to the Advances with respect to the Mortgage Loans without such documentation and support.

Section 3.03    Correction of Errors.

If, prior to or subsequent to the payment of any amounts due under this Article III to either Party but within one (1) year following the applicable Servicing Transfer Date, the outstanding principal balance of any Mortgage Loan or any applicable Advance is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, or if any payments made or not made under the Interim Servicing Addendum are not correct, the Parties shall mutually agree to an appropriate adjustment (and an associated reconciliation statement or other such documentation with respect to such adjustment), and the Party benefiting from the error shall pay to the other Party an amount sufficient to correct and reconcile the Purchase Price or such other amounts, as mutually agreed by the Parties, and if the correction is to the Purchase Price, such payment shall be accompanied by a payment of interest on the applicable amount computed at the Federal Funds Rate for the period from the Sale Date or Subsequent Sale Date to the date of payment in full of such amount. Such amounts shall be paid by the applicable Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO SELLER

As an inducement to Purchaser to enter into this Agreement, each Seller represents and warrants to Purchaser as of the Effective Date and, as applicable, the Sale Date and any Subsequent Sale Date as follows:

Section 4.01    Due Organization and Good Standing.

(a) (i) Springleaf is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and (ii) MorEquity is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Each such Seller is authorized to transact business in each jurisdiction in which such Seller transacts business, and in each jurisdiction where a Mortgaged Property is located, in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of a Seller to perform its obligations under this Agreement or the Transaction Documents or (C) prevent or materially impede or delay the consummation of any of the Transactions.

Section 4.02    Authority and Capacity.

Such Seller has all requisite power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of such Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by such Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and by general equity principles.

Section 4.03    Title to the Purchased Assets.

Such Seller is, or as of the Sale Date or any Subsequent Sale Date, as applicable, shall be, the sole and lawful owner of all right, title and interest in and to the Purchased Assets sold on the

Sale Date or any such Subsequent Sale Date in accordance with Applicable Requirements, is responsible for the maintenance of the Related Escrow Accounts and Custodial Accounts, and has, or as of the Sale Date or any Subsequent Sale Date, as applicable, shall have, the sole right and authority, subject to any required Servicing Agreement Consents or otherwise, to transfer the Purchased Assets sold on the Sale Date or any such Subsequent Sale Date, including the rights to reimbursement for related Advances paid for by Purchaser as contemplated hereby. The transfer, assignment and delivery of the Purchased Assets, including the rights to reimbursement for Advances paid for by Purchaser and of the Related Escrow Accounts and Custodial Accounts, as applicable, shall vest in Purchaser all rights to the Purchased Assets in accordance with Applicable Requirements, free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind or nature whatsoever.

Section 4.04    Effective Agreements.

The execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, compliance with the terms hereof and thereof, and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its charter or bylaws, or, upon obtaining the Servicing Agreement Consents, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets, which violation, breach or default would reasonably be expected to (A) result in a Seller Material Adverse Effect, (B) impair in any material respect the ability of such Seller or any of its applicable Affiliates to perform its obligations under this Agreement or any of the Transaction Documents or (C) prevent or materially impede or delay the consummation of the Transactions; or result in the creation or imposition of any lien, charge or encumbrance upon, any Purchased Assets or any of the Mortgage Loans.

Section 4.05    Membership and Standing.

(a) MERS Membership. MorEquity is an approved member in good standing of the MERS System.

(b) Servicer Standing. Such Seller is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer or master servicer, as applicable, under any of the Servicing Agreements and applicable law, and qualified to act as the servicer or master service, as applicable, under each Servicing Agreement, and no event has occurred which would make such Seller unable to comply with all such eligibility requirements or the applicable requirements of each applicable Governmental Entity. Such Seller has not received any written notice from any Governmental Entity that it intends to terminate or restrict Seller’s status as an approved servicer in its programs for which such Seller is registered, approved or authorized.

Section 4.06    Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to such Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by such Seller of its obligations hereunder.

ARTICLE V REPRESENTATIONS AND WARRANTIES AS TO PURCHASED ASSETS

Each Seller represents and warrants to Purchaser as of the Effective Date and, as applicable, the Sale Date, any Subsequent Sale Date, and, with respect to Section 5.03 only, the applicable Servicing Transfer Date, as follows:

Section 5.01    Servicing.

(a)    Compliance.

(i) (A) Each Mortgage Loan conformed and conforms to the Applicable Requirements in all material respects, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued, or participation certificates issued by, the applicable Investor upon such sale, issuance of insurance or pooling, except in each case where such failure to conform or ineligibility would not be the contractual or legal responsibility of the Purchaser as the transferee under the applicable Servicing Agreement; (B) each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements in all material respects, except where such lack of compliance would not be the contractual or legal responsibility of the Purchaser as the transferee under the applicable Servicing Agreement and (C) such Seller is not otherwise in default with respect to such Seller’s obligations under the Applicable Requirements.

(ii) Each Mortgage Loan which is required pursuant to Applicable Requirements or which is represented by a Seller to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, except where the lack of such mortgage insurance or a guaranty certificate would not be the contractual or legal responsibility of the Purchaser as transferee under the applicable Servicing Agreement, and has an accurate holder identification for purposes of filing claims. All provisions of such insurance policies or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid, and such policies and/or guarantees are in full force and effect, except where the lack of compliance or the lapse or invalidity of policies or guarantees would not be the contractual or legal responsibility of the Purchaser as transferee under the applicable Servicing Agreement.

(iii) Schedule 5.01(a)(iii) sets forth all judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right for which Purchaser is legally or contractually responsible as the transferee of the Mortgage Servicing Rights.

(b)    Servicing Rights.

(i) Such Seller owns all right, title and interest in and to the Mortgage Servicing Rights free and clear of all liens, and has the sole right to act as servicer with respect to the Mortgage Loans pursuant to and subject to the terms and conditions of the Servicing Agreements.

(ii) Such Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the applicable Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Sale Date or any Subsequent Sale Date in connection therewith have been paid, or will be paid before overdue, by such Seller.

(c)    Servicing Agreements.

(i) Exhibit J contains a final list of all Servicing Agreements in effect. Each Seller has heretofore made available to Purchaser true and complete copies or electronic versions of each such Servicing Agreement on Exhibit J.

(ii) Except as would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions, each Servicing Agreement is a valid and binding obligation of the related Seller, is in full force and effect, and is enforceable by such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(iii) None of the other parties to any of the Servicing Agreements have provided written notice to such Seller that such party will terminate, modify or amend any of the Servicing Agreements or such Seller’s benefits or the Mortgage Servicing Rights under any of the Servicing Agreements.

Section 5.02    Recourse Status.

All of the Mortgage Loans shall be without Recourse to Purchaser as the transferee of the
Mortgage Servicing Rights.

Section 5.03    Advances.

(a) All Advances paid for by Purchaser to each Seller hereunder were made and are eligible for reimbursement in accordance with Applicable Requirements are not subject to any set-off or claim that could be asserted against any such Seller, or to such Seller’s knowledge, Purchaser, and such Seller has not received any notice from any Investor, or any Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by such Seller for reimbursement in connection with an Advance.

(b) No Advance has been sold, transferred, assigned or pledged by a Seller to any Person other than Purchaser. Such Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance.

Section 5.04    Accuracy of Information.

The information (i) in the June 30, 2014 data tapes provided to Purchaser by Springleaf or its agents, and (ii) in the Mortgage Loan Schedules pertaining to the Mortgage Loans, Advances and the Mortgage Servicing Rights, is true and correct in all material respects as of the dates indicated

therein. The Mortgage Loan Schedules contain in all material respects a complete and accurate list of all of the Mortgage Servicing Rights sold or intended to be sold, and the related Mortgage Loans, as of the dates indicated therein.

Section 5.05    Delivery of Information.

The Collateral File and Credit and Servicing File for each Mortgage Loan collectively contain all documents and instruments required by the Applicable Requirements for servicing such Mortgage Loan in all material respects in accordance with Applicable Requirements without unreasonable expense or delay which would be caused solely by the condition of the Collateral File or the Credit and Servicing File.

Section 5.06    Repurchase.

There is no pending claim or demand against such Seller for repurchase of any Mortgage
Loan, or rescission of any MI or denial of an MI claim.

Section 5.07    Servicing Fee Not Sold.

No portion of the base minimum Servicing Fee required under a Servicing Agreement payable by any Investor in connection with the Mortgage Servicing Rights on any Mortgage Loan has been sold, transferred, assigned or pledged by such Seller to any third party other than Purchaser.

Section 5.08    Reserved.

Section 5.09    Litigation.

Except as set forth on Schedule 5.09, no Mortgagor under a Mortgage Loan is a named claimant in a class action or putative class action lawsuit against such Seller relating to such Mortgage Loan, and no Mortgage Loan is specifically cited as the basis for a class action or putative class action lawsuit against such Seller.

Section 5.10    Related Escrow and Custodial Accounts.

All Related Escrow Accounts and Custodial Accounts are being and have been maintained in accordance with the Applicable Requirements. Except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to such Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account or Custodial Account in accordance with the Applicable Requirements.

Section 5.11    No Litigation.

There is no litigation, suit, proceeding or investigation pending or, to the best of each Seller’s knowledge, threatened, or any order or decree outstanding against such Seller, which is reasonably likely to have a Seller Material Adverse Effect.

Section 5.12    High Cost Loans.

Unless otherwise identified on the Mortgage Loan Schedule, no Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of

1994 or is considered a “high cost mortgage” loan or “higher cost mortgage loan” under any other applicable law applicable at the time the loan was originated or any applicable Investor’s anti- predatory lending policy at the time of origination.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement, Purchaser represents and warrants as of the Effective Date, the Sale Date and any Subsequent Sale Date as follows:

Section 6.01    Due Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans and has all related licenses, registrations, permits, and approvals required in accordance with Applicable Requirements, except where the failure to be so qualified has not and would not reasonably be expected to, individually or in the aggregate, (A) result in a Purchaser Material Adverse Effect, (B) impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or the Transaction Documents or to acquire and operate the Purchased Assets or (C) prevent or materially impede or delay the consummation of any of the Transactions.

Section 6.02    Authority and Capacity.

Purchaser has all requisite limited liability company power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 6.03    Effective Agreements.

The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation, limited liability company agreement, or other organizational documents and agreements, or, upon obtaining Investors’ approvals, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets.

Section 6.04    Sophisticated Purchaser.

The Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights is based upon the Purchaser’s own independent experience, knowledge, due diligence and evaluation of the Transactions. The Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by the related Seller or such Seller’s agents other than the Offering Materials and the representations and warranties made by such Seller herein.

Section 6.05    Purchaser/Servicer Standing.

Purchaser is (i) an approved servicer of mortgage loans for Fannie Mae and is in good standing with the requisite financial criteria and adequate resources to complete the Transactions on the conditions stated herein, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under all of the Servicing Agreements and applicable law, (iii) an approved servicer for any nationally recognized Insurers providing MI on the Mortgage Loans, and (iv) qualified to act as, and satisfies all the criteria for acting as, the servicer under each Servicing Agreement, and no event has occurred which would make Purchaser unable to comply with all such eligibility requirements or which would require notification to Fannie Mae. Purchaser has not received any written notice from any Governmental Entity that it intends to terminate or restrict Purchaser’s status as an approved servicer in its programs for which Purchaser is registered, approved or authorized.

Section 6.06    MERS Membership.

Purchaser is an approved member in good standing of the MERS system.

Section 6.07    Financial Ability.

Purchaser will have (when required under this Agreement) immediate access to all funds necessary to pay the Purchase Price and related fees and expenses and Purchaser will have (when required under this Agreement) the financial capacity to perform all of its other obligations under this Agreement.

Section 6.08    No Regulatory Impediment.

To Purchaser’s knowledge, there is no fact or circumstance relating to Purchaser’s business, operations, financial condition or legal status that might reasonably be expected to impair in any material respect its ability to obtain all consents, orders, authorizations, and approvals from any Governmental Entity necessary for the consummation of the purchase of the Mortgage Servicing Rights within the time period contemplated by this Agreement.

Section 6.09    Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder.

Section 6.10    Servicer Participation Agreement.

Purchaser is a party in good standing to a Servicer Participation Agreement with Fannie Mae, acting on behalf of the U.S. Department of the Treasury, for the implementation of HAMP, and such Servicer Participation Agreement is not subject to any termination based on a breach or default by Purchaser.

Section 6.11    No Litigation.

There is no litigation, suit, proceeding or investigation pending or, to the best of Purchaser’s knowledge, threatened, or any order or decree outstanding against Purchaser, which is reasonably likely to have a Purchaser Material Adverse Effect.
ARTICLE VII COVENANTS

Section 7.01    Assignments.

(a) With respect to those Mortgage Loans registered with MERS as of the Sale Date or any Subsequent Sale Date, as applicable, the related Seller shall, within fourteen (14) days of the applicable Servicing Transfer Date, notify MERS, in accordance with MERS’ operating procedures, of the sale of the Mortgage Servicing Rights, and shall be responsible for the fees of MERS related to reflecting Purchaser as the owner of the Mortgage Servicing Rights. Such Seller shall provide Purchaser or its designee with the MERS mortgage loan identification number for each MERS-registered Mortgage Loan pursuant to Section 7.07.

(b)    Reserved.

(c) Prior to the applicable Servicing Transfer Date, the related Seller shall provide Purchaser with a list of the names of each predecessor or Affiliate (or predecessor of each such Affiliate) of such Seller (in each case, including any former names thereof) that may be relevant to Purchaser’s verification of the chain of title of any Mortgaged Property.

Section 7.02    Servicing Agreement Consents and Notices.

From the date hereof until the Sale Date or Subsequent Sale Date, the related Seller shall use its commercially reasonable efforts to obtain the Servicing Agreement Consents on or prior to the Sale Date or Subsequent Sale Date (including by using such efforts to mail the required consent requests to the applicable third parties as soon as reasonably practicable following the Effective Date), and Purchaser shall use its commercially reasonable efforts to cooperate with such Seller to obtain such Servicing Agreement Consents. If any Servicing Agreement Consent is not obtained on or prior to the Sale Date with respect to any Servicing Agreement, each such Seller shall continue to use its commercially reasonable efforts to obtain such Servicing Agreement Consent until the Termination Date, and Purchaser shall continue to use its commercially reasonable efforts to cooperate with such Seller to obtain such Servicing Agreement Consent during such period. Prior to each Servicing Transfer Date, Purchaser and each Seller shall (i) execute (or cause to be executed) and deliver the documents required by the applicable Investors in connection with the transfer of the related Mortgage Servicing Rights and, as applicable, the Servicing Agreements, hereunder, in form and substance reasonably satisfactory to both Parties, and (ii) cooperate with each other to transfer (to the extent permitted by the applicable Investor) from such Seller to Purchaser the benefit of any waivers granted by Investors directly related to Servicing the Mortgage Loans (which, for the avoidance of doubt, includes waivers related to Collateral Files), including with respect to Mortgage Loan Documents required to be held in the Collateral File. In addition, from the date hereof until the Sale Date or any Subsequent Sale Date, as applicable, each Seller shall use its commercially reasonable efforts to provide all notices to third parties required under the Servicing Agreements in connection with the Transactions. From the date hereof until the Termination Date, each Seller shall provide to Purchaser a report and reasonable evidence on a periodic basis (no less frequently than monthly) of its receipt of the Servicing Agreement Consents.

Section 7.03    Transfer Notices.

(a) Each Seller shall provide servicing transfer notices and any other similar notices to the Mortgagors as may be required under the Applicable Requirements, including the Federal Real Estate Settlement Procedures Act codified § 2601 et seq. and implemented by Regulation X, 24 C.F.R. Part 3500. Within fifteen (15) days following the applicable Servicing Transfer Date, but not before any such Servicing Transfer Date unless agreed to in writing by the applicable Seller, the Purchaser shall deliver to each related Mortgagor a “Welcome Letter” in accordance with the Applicable Requirements and at Purchaser’s own cost and expense. Prior to such Servicing Transfer Date, each Party shall submit to the other Party its form of such “Welcome Letter” or “Goodbye Letter” for review and approval. Purchaser shall not contact any Mortgagors prior to such Servicing Transfer Date unless agreed to in writing by the related Seller.

(b) Within thirty (30) days after the applicable Servicing Transfer Date, (i) the related Seller shall, in accordance with applicable Insurer requirements, provide written notice of the transfer to any Insurer requiring such notice; provided, however, that such Seller may give aggregate notice whenever possible, and (ii) such Seller shall notify related tax-bill services of the transfer. The form of all notices by such Seller pursuant to this Section 7.03(b) shall be subject to the review and reasonable approval of the Purchaser upon Purchaser’s request.

(c) If required by an Investor, and mutually agreed by the Parties, Purchaser shall use reasonable efforts to make post-Servicing Transfer Date ACH or other alternative forms of withdrawal with respect to each Mortgagor under a Mortgage Loan owned by such Investor, based on the ACH information provided by the related Seller. In the event Purchaser is unable to make post-Servicing Transfer Date ACH in accordance with the preceding sentence, Purchaser shall obtain a new authorization from each such Mortgagor in accordance with Applicable Requirements. Notwithstanding anything to the contrary in any Transaction Documents, Purchaser acknowledges and agrees that neither Seller shall be responsible for Purchaser’s compliance with Applicable Requirements in using such information for any post-Servicing Transfer Date ACH or other alternative forms of withdrawal, or liable to Purchaser for any Losses resulting therefrom.

(d) In connection with any Mortgage Loans subject to bankruptcy proceedings, the Purchaser shall file transfers of claims as required by Applicable Requirements, including Rule 3001(e) of the Federal Rules of Bankruptcy Procedure; provided, that Sellers shall promptly deliver to Purchaser (upon Purchaser’s request) any information and documentation that is reasonably necessary for Purchaser to comply with this Section 7.03(d); provided further, that, in the event any such Seller fails to deliver applicable proof of claim-related information (which information shall include accurate post-petition due date and proof of claim data) within thirty (30) days following each applicable Servicing Transfer Date to Purchaser (whether or not requested thereby), such Seller shall promptly reimburse Purchaser for any expense in an amount not to exceed $100.00, per Mortgage Loan subject to bankruptcy proceedings incurred by Purchaser in complying with this Section 7.03(d) as a result of not receiving such proof of claim-related information.

Section 7.04    Real Estate Taxing Authorities.

(a) Prior to each applicable Servicing Transfer Date, Sellers shall be responsible for any tax penalties incurred due to incorrect or missing tax records processed or provided by any such Seller or such Seller’s tax service agent to Purchaser.

(b) If a Mortgage Loan is escrowed, the related Seller shall pay or cause to be paid, prior to each applicable Servicing Transfer Date, all tax bills (including any applicable penalties and interest) with tax due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other tax bills when due. Such Seller will promptly forward tax bills issued by the taxing authority less than thirty (30) calendar days prior to such Servicing Transfer Date, to be paid by Purchaser.

(c) Purchaser shall not be responsible for any tax penalties on escrowed Mortgage Loans (including any loss of discount for which a Mortgagor or any third party for the benefit of the Mortgagor has a legal claim) on Mortgage Loans for which the related tax due date occurs prior to or within thirty (30) calendar days following the applicable Servicing Transfer Date, but only if the tax bill was issued by the taxing authority at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall be responsible for any other tax penalties.

(d) For all escrowed Mortgage Loans, the related Seller shall provide to Purchaser within two (2) Business Days after the applicable Servicing Transfer Date a current list of such Mortgage Loans that have taxes or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(e) If the related Seller does not provide to Purchaser a life of loan tax service contract for a Mortgage Loan that is not a Subserviced Mortgage Loan, such Seller shall provide customary information relating to such real estate taxes as may be reasonably required by Purchaser or Purchaser’s tax monitoring vendor.

Section 7.05    Hazard, Mortgage and Flood.

(a) For all escrowed Mortgage Loans, the related Seller shall pay or cause to be paid, prior to each applicable Servicing Transfer Date, all insurance bills with policy due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, if such insurance bills have been issued by insurance companies at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other insurance bills. Such Seller will promptly forward insurance bills issued by the insurance companies less than thirty (30) calendar days prior to such Servicing Transfer Date, to be paid by Purchaser.

(b) For all escrowed Mortgage Loans, the related Seller shall provide to Purchaser within five (5) Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have hazard and MI insurance premiums and/or assessments that are due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(c) For all escrowed Mortgage Loans, the related Seller shall provide to Purchaser within five (5) Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have flood insurance premiums and/or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due.

(d) Each Seller shall contact and work with the insurer providing the lender-paid hazard insurance (on certain Mortgage Loans where the customer has failed to maintain the required hazard insurance coverage) to have this coverage end on the applicable Servicing Transfer Date.

Section 7.06    Delivery of Credit and Servicing Files.

(a) Each Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements, if applicable, with respect to the delivery of the Collateral Files and Credit and Servicing Files with respect to the Mortgage Loans.

(b) Within ten (10) Business Days after receipt of a Trailing Document by Seller, Seller shall provide, or cause to be provided, such Trailing Document to the Custodian.

(c) No later than ten (10) Business Days after each applicable Servicing Transfer Date, the related Seller shall provide, or cause to be provided, to Purchaser true and correct originals or copies or electronic, .tif, .pdf, .xls or .doc formats of any and all Collateral Files and Credit and Servicing Files, in each case as are material to the Servicing of the Mortgage Loans transferred on such Servicing Transfer Date in compliance with all Applicable Requirements. Any costs and expenses to deliver the aforementioned files and information shall be borne by such Seller and any costs and expenses to convert such files and information into the format required by the Purchaser shall be borne by the Purchaser.

(d) Without limiting the generality of Section 7.07, from the date that is thirty (30) days prior to each applicable Servicing Transfer Date until the date that is ninety (90) days after such Servicing Transfer Date (or until Credit and Servicing Files in possession or control of or on behalf of the related Seller have been provided to Purchaser by such Seller, whichever is later), the related Seller shall provide Purchaser with access to such Seller’s web portal containing such Credit and Servicing Files.

(e) Anything to the contrary contained in this Agreement notwithstanding, except for Applicable Requirements which must be satisfied, with respect to each Mortgage Loan, the related Seller may deliver any documents required to be delivered to Purchaser by means of electronic data containing the relevant information or a computer disk containing scanned images of some or all documents relating to the Mortgage Loan; provided, that any such electronic data shall be in a format mutually agreed upon by the Parties, and any such electronic documents shall be identified by a loan number and document name or index, with cross-reference provided for document type indices.

Section 7.07    Delivery of Servicing System Information.

Prior to each applicable Servicing Transfer Date, the related Seller shall furnish or cause to be furnished to the Purchaser preliminary Mortgage Loan data reflecting the status of payments, balances and other pertinent information necessary to service the related Mortgage Loans, along with any other pertinent information reasonably requested by Purchaser. Each Seller shall provide to Purchaser that data relating to the Mortgage Loans that is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements. Final conversion files shall be provided no later than two (2) Business Days after the most recent Cutoff Date.

Section 7.08    Related Escrow Account Balances.

No later than five (5) Business Days after each applicable Servicing Transfer Date, the related Seller shall:

(a) Provide Purchaser by wire transfer of immediately available federal funds the escrow amount, loss drafts, suspense balances, any buydown balances and any unapplied funds associated with the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date; and

(b) Provide Purchaser with an accounting statement sufficient to enable Purchaser to reconcile the balances referred to in Section 7.08(a) above with the accounts of the related Mortgage Loans.

Section 7.09    Payoffs, Assumptions, Modifications, Refinancings; Short Sales and Deeds in Lieu.

(a) Each Seller and Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any payoff, assumption, loan modification, short sale, deed in lieu, or other loss mitigation option (“Loss Mitigation”), but only to the extent that (i) such Loss Mitigation was initiated prior to the applicable Servicing Transfer Date, (ii) the terms and conditions of such Loss Mitigation have been documented and disclosed to Purchaser prior to or within a reasonable period of time after the applicable Servicing Transfer Date and (iii) such Loss Mitigation does not violate any Applicable Requirements (any such Loss Mitigation, “Complying Loss Mitigation”).

(b) Purchaser shall accept and continue processing any pending Complying Loss Mitigation requests related to the Mortgage Loans. Purchaser shall honor all trial and permanent Complying Loss Mitigation entered into by the applicable Seller, and make any related required filings with Governmental Entities, Investors and Insurers in accordance with Applicable Requirements. After the applicable Servicing Transfer Date, Purchaser shall service all Mortgage Loans eligible for HAMP modifications in accordance with HAMP. Each Seller and Purchaser acknowledges and agrees that, if and to the extent required by Applicable Requirements, Mortgagors are third party beneficiaries of the first two sentences of this Section 7.09(b).

Section 7.10    Mortgage Loan Payments and Trailing Bills Received After
Servicing Transfer Date.

(a) With respect to any Branch Mortgage Loans, Sellers and Purchaser hereby agree to cooperate and work together to notify the borrowers on or prior to the applicable Servicing Transfer Date that sixty (60) days following such Servicing Transfer Date borrower payments will no longer be accepted at any of the Sellers’ branch locations. On or prior to the date that is ten (10) calendar days prior to the Sale Date or Subsequent Sale Date, the Sellers and Purchaser shall cooperate and work together to develop a mutually agreed upon payment acceptance and delivery protocol for borrower payments made during such sixty (60) day period for Branch Mortgage Loans. Each Party agrees to indemnify, defend and hold harmless the other Parties for any Losses resulting from such Party’s breach of such protocol.

(b)    Reserved.

(c) Each Seller will promptly forward, or cause vendors to send, to Purchaser any bills, invoices, statements or other notices of required payment for which the servicer of the Mortgage Loans is responsible pursuant to Applicable Requirements (e.g., taxes and insurance) that are received by such Seller or prepared by such vendors after each applicable Servicing Transfer Date, whether related to the period before or after, or services provided before or after, such Servicing Transfer Date, and Purchaser shall promptly remit payment to such vendors as required in such servicing bills, invoices, statements or other notices of required payment; provided, that (i) notwithstanding the generality of the foregoing, such bills, invoices, statements or other notices of required payment received by such Seller within ten (10) days after such Servicing Transfer Date shall be forwarded in the ordinary course to Purchaser within five (5) days thereafter for payment by Purchaser and (ii) if the payment of any such bill, invoice, statement or other notice of required payment (whether or not forwarded to Purchaser within the foregoing time period) pertained to the period prior to such Servicing Transfer Date and will reasonably be expected to result in a Loss to Purchaser for which Purchaser will not otherwise receive payment or reimbursement from any Investor or Mortgagor, such bill, invoice, statement or other notice of required payment will be promptly returned by Purchaser to such Seller for payment by such Seller.

Section 7.11    Misapplied and Returned Payments.

Misapplied and returned payments shall be processed as follows:

(a)    Both Parties shall reasonably cooperate in correcting misapplication errors;

(b) The Party who discovers or receives notice of a misapplied payment shall immediately notify the other Party;

(c) Subject to Section 3.03 hereof, if a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the Party shorted by the improper payment application within ten (10) Business Days after notice thereof by the other Party; and

(d) If any Mortgagor’s check presented to the related Seller prior to each Servicing Transfer Date is returned unpaid to such Seller for any reason subsequent to each Servicing Transfer Date, such Seller shall immediately forward the original unpaid check to Purchaser and Purchaser shall reimburse such Seller therefor promptly upon such Seller’s demand.

Section 7.12    Servicing Obligations.

(a) From the date hereof, until each applicable Servicing Transfer Date and subject to Sections 7.12(b)(ii) and 7.12(b)(iii), and as further provided for in that Interim Servicing Addendum, if applicable, the related Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan Documents, and the Applicable Requirements; and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by an Investor, the Mortgage Loan Documents and all Applicable Requirements.

(b)    On and after each applicable Servicing Transfer Date:

(i) Purchaser shall pay, perform and discharge all liabilities and obligations relating to the Servicing and Mortgage Servicing Rights arising after such Servicing Transfer Date (subject to the rights and remedies of Purchaser as provided in the Transaction Documents), including all liabilities and obligations under the Mortgage Loan Documents and the Applicable Requirements; and shall pay, perform and discharge all rights, obligations and duties with respect to the Related Escrow Accounts and Custodial Accounts as required by any Investor, Insurer, the Mortgage Loan Documents and all Applicable Requirements. Notwithstanding the foregoing, except as provided in Section 7.17(a) hereof, the Applicable Requirements with which Purchaser is required to comply hereunder shall not include any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right and to which the related Seller is a party. For the avoidance of doubt, Purchaser is not assuming liabilities of any Seller (1) under Servicing Agreements with respect to the Mortgage Servicing Rights that pertain to the period prior to the Sale Date or any Subsequent Sale Date, as applicable, or (2) related to the origination of any Mortgage Loans subject to the Servicing Agreements; provided, that the foregoing clause shall not affect in any way Purchaser’s obligations under Section 7.17(a) hereof;

(ii) Purchaser and Sellers shall manage the litigation with respect to the Mortgage Loans that exists as of the applicable Servicing Transfer Date in accordance with a protocol that will be mutually agreed prior to the initial Servicing Transfer Date; provided, that, in no event shall Purchaser be required to manage or assume any responsibility in respect of defending any class action litigation or, subject to Applicable Requirements, any litigation in which any Seller, and not Purchaser, is a defendant; and

(iii) Purchaser and Sellers shall reasonably cooperate in their respective handling and responding to Customer Complaints, including by exchanging copies and summaries of Customer Complaints, tracking of Customer Complaints, and preparation and delivery of responses to Customer Complaints, as mutually agreed.

(c) From the date hereof, until each applicable Servicing Transfer Date, and as further provided for in that Interim Servicing Addendum, if applicable, each Seller shall at all times be in good standing and authorized to conduct business in each jurisdiction where such Seller transacts business and each jurisdiction where a Mortgaged Property is located, except where the failure of such Seller to possess such qualifications would not be material to Purchaser.

(d) From the date hereof, until each applicable Servicing Transfer Date, and as further provided for in that Interim Servicing Addendum, if applicable, each Seller shall at all times maintain all Related Escrow Accounts in accordance with the Applicable Requirements; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to such Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account.

Section 7.13    Solicitation Rights.

(a) Subject to Section 7.13(b), following the Sale Date or any Subsequent Sale Date, as applicable, neither Seller nor any of their respective Affiliates shall solicit the Mortgagors (nor shall any Seller or its Affiliates direct any of their agents to solicit Mortgagors) to refinance the prepayment of the Mortgage Loans related to the Mortgage Servicing Rights.

(b) The restrictions under Section 7.13(a) shall not apply to Advertising campaigns directed to the general public, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements or any solicitations related to a Seller's current consumer loan products (other than with respect to products related to residential mortgage loans).

Section 7.14    Year End Tax Reporting.

Each Seller shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to each applicable Servicing Transfer Date. Purchaser shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following each applicable Servicing Transfer Date.

Section 7.15    Cooperation.

Subject to Article XI, and without limiting the application of Sections 7.02, 7.12, 7.16 and
7.17, each Seller and Purchaser shall each use its commercially reasonable efforts to cooperate with and assist each other, as reasonably requested, in carrying out the purposes of the Transaction Documents, and in connection with such Seller’s obligations to comply with any remediation plan requirements, and any other continuing such Seller obligations, with respect to the Purchased Assets. Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable or otherwise to promptly consummate and make effective the Transactions, (ii) obtain all authorizations, consents or approvals that are or may be or become necessary for the performance of its obligations under the Transaction Documents and the consummation of the Transactions, including the Servicing Agreement Consents, and (iii) fulfill all conditions to such Party’s obligations under this Agreement and the other Transaction Documents as promptly as practicable.

Section 7.16    Supplemental Information.

From time to time prior to and after each applicable Servicing Transfer Date, each Seller shall, at its cost and expense, furnish Purchaser with incidental information, which is reasonably available to such Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, which is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements. Each Seller shall provide Purchaser with originals of Mortgages and Assignments of Mortgage not previously provided by such Seller.

Section 7.17    Access to Information; Required Actions.

(a) If any Seller is subject as an actual or prospective plaintiff or defendant to any claim, action, proceeding, investigation, inquiry, audit, examination, judgment, order, remediation plan relating to a Mortgage Loan or the Mortgage Servicing Rights or related Servicing, including repurchase, indemnification and make-whole demands by the applicable Investor or an Insurer, following the applicable Servicing Transfer Date, Purchaser shall reasonably cooperate with such Seller and make available to such Seller, at such Seller’s expense, all witnesses, pertinent records, data, documentation, materials and information in Purchaser’s possession or under Purchaser’s control relating thereto, but subject to Applicable Laws and appropriate confidentiality agreements with such Seller.

(b) Subsequent to each applicable Servicing Transfer Date, each Party shall furnish to the other Party such periodic, special, or other reports or information, and copies or originals of any documents contained in the Credit and Servicing File, for each related Mortgage Loan provided for herein, as may be reasonably requested in furtherance of the fulfillment of the requesting Party’s duties and obligations hereunder, under any Transaction Documents, or under Applicable Requirements, at the requesting Party’s sole cost and expense unless otherwise expressly provided in a Transaction Document, and provided that if any Transaction Document otherwise obligates the requested Party to deliver such materials or information without payment of costs, expense, or other consideration, this Section 7.17(b) shall not obligate the requesting Party to pay such cost or expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the requesting Party may give. Such documents shall be provided reasonably promptly following such a request. Purchaser shall not provide originals or copies of the Credit and Servicing Files to any Person that does not have a right thereto under the applicable Servicing Agreement and Applicable Requirements.

(c) In connection with any action, claim or proceeding concerning MI or insurance with respect to any Mortgage Loan by an Insurer, Purchaser shall, in each case at the related Seller’s expense, reasonably cooperate with such Seller and make available to such Seller any communication (including any request for missing documents, notification of impending coverage rescission, notification of impending claim denial, claim denials, coverage rescissions, and curtailments), all witnesses, pertinent records, and any materials and information in Purchaser’s possession or control relating thereto as may be reasonably required by such Seller to bring or defend such action, claim or proceeding. The cooperation obligations in this Section shall include the obligation of Purchaser to provide such Seller with notice within a reasonable time but no later than fifteen (15) Business Days after Purchaser becomes aware of any such action, claim or proceeding.

(d) The applicable Seller shall use its commercially reasonable efforts to cooperate in substituting Purchaser as servicer in any litigation in which the Mortgage Loans may be involved.

(e) Additionally, each Party shall provide the other Party prompt notice of, and provide documents or communications evidencing or relating to: (i) any lawsuit, counterclaim or third party claim involving any Mortgage Loan, or (ii) any repurchase claim made by a third party or any Investor involving any Mortgage Loan, or (iii) any notice of claim cancellation or denial or a rescission of coverage by any mortgage insurance company relating to any Mortgage Loan, which if to a Seller shall be sent to the e-mail address specified in the Servicing Transfer Instructions.

Section 7.18    Tax, Flood Costs and Other Set Up Costs.

Purchaser shall bear and pay all fees relating to the transfer of servicing to the Purchaser, including any Investor’s transfer processing fees, MERS fees and costs of delivery and deposit expenses for the shipment of Collateral Files, and the shipment of Credit and Servicing Files to the extent not delivered in the form of electronically imaged copies, to Purchaser. No Seller shall be responsible for the costs of any tax service contracts or set up costs, provided that, as to tax, such Seller delivers all contracts or information as required by Sections 7.04(e). If a Seller fails to deliver such contracts or information, or such information is incorrect as to any Mortgage Loan, such Seller shall pay Purchaser’s actual, out-of-pocket costs and expenses for such contracts or set up costs for such Mortgage Loans, not to exceed $85.00 per Mortgage Loan for tax services contracts.

Section 7.19    Document Custodian.

Each Seller shall pay for any and all costs and expenses relating to the transfer of servicing to Purchaser, including without limitation any transfer or delivery expenses for the shipment of the Mortgage Loan Documents to Purchaser and Custodian.

Section 7.20    Use of Name.

Except as otherwise required by applicable law, Purchaser shall not use any Seller’s name in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Purchased Assets after each applicable Servicing Transfer Date, and shall remove all references to the name of a Seller in materials and communications used in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Purchased Assets promptly after such Servicing Transfer Date; provided, however, that Purchaser shall be permitted to identify such Seller as prior owner and servicer of the Mortgage Loans.

Section 7.21 Conduct Business Prior to the Closing.From the date of this Agreement until the Sale Date or any Subsequent Sale Date, except as contemplated by this Agreement or as required by Applicable Requirements, each Seller shall use commercially reasonable efforts to conduct its servicing business with respect to the Mortgage Servicing Rights and operate the Purchased Assets in the ordinary course of business. Without limiting the generality of the foregoing sentence, from the date of this Agreement until the Sale Date or any Subsequent Sale Date, except as contemplated by this Agreement or as required by the Applicable Requirements, no Seller shall, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:

(a)    amend in any material respect or terminate any Servicing Agreement; provided, however, that the expiration of any such Servicing Agreement by its terms prior to the Sale Date or any Subsequent Sale Date shall be deemed not to be a termination of such Servicing Agreement under this clause (a);

(b)    sell, transfer, assign, cancel, surrender, subject to any lien or otherwise dispose of or encumber any of the Purchased Assets in one transaction or a series of related transactions;

(c)    sell any Purchased Assets; or

(d)    agree to do any of the foregoing.

Section 7.22    No Transfer Without Consent.

Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any interest in any Purchased Assets if a sale, assignment, transfer, conveyance, or delivery or an attempt to make such a sale, assignment, transfer, conveyance, or delivery without obtaining any applicable Servicing Agreement Consents would constitute a breach or violation of any Servicing Agreement or would affect adversely the rights of the Seller or the Purchaser thereunder; and any sale, assignment, transfer, conveyance, or delivery to the Purchaser of any interest in the Purchased Assets shall be made subject to such Servicing Agreement Consents. If any such Servicing Agreement Consent is not obtained on or prior to the Sale Date, then the Purchaser and Seller shall cooperate to obtain any such Servicing Agreement Consent pursuant to Section 7.02.

Section 7.23    Cooperation with Financing Efforts.

Each Seller shall, at the Purchaser’s sole cost and expense, provide all cooperation reasonably requested by the Purchaser (that is customary) in connection with the Purchaser’s obtaining any financing required to consummate the Transactions (provided, that such requested cooperation shall not interfere unreasonably with the business or operations of such Seller), including (i) delivering to the Purchaser (and/or assisting the Purchaser to prepare) reasonable due diligence materials pertaining to the Purchased Assets and requested by the Purchaser’s lenders or their representatives (including information to be used in the preparation of an informational package regarding the business, operations, financial projections and prospects of the Purchaser and the Purchased Assets which is customary for such financing or reasonably necessary for the completion of such financing by such lenders, to the extent reasonably requested by Purchaser) and (ii) cooperating with Purchaser’s efforts to obtain financing amendments with respect to the Excepted Servicing Agreement.

Section 7.24    Lender-Placed Mortgage Insurance.

To the extent required by Applicable Requirements, Purchaser will place on each Mortgage Loan a lender-placed insurance coverage policy (LPI) with a generally acceptable carrier engaged by Purchaser.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date or Subsequent Sale Date, as applicable:

Section 8.01    Correctness of Representations and Warranties.

The representations and warranties made by each Seller in Article IV and V of this
Agreement are true and correct in all material respects.

Section 8.02    Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by each Seller prior to the Sale Date or Subsequent Sale Date, as applicable,, shall have been duly performed in all material respects.

Section 8.03    No Actions.

There shall not have been commenced or, to any Seller’s knowledge, threatened any action, suit or proceeding which will likely materially and adversely affect the consummation of the Transactions.

Section 8.04    Consents.

Each Seller shall have obtained the applicable Servicing Agreement Consents.

Section 8.05    Certificate of Seller.

On the initial Sale Date, each Seller shall provide Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of such Seller dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 8.01 and
8.02 have been satisfied as of such date.

Section 8.06    Delivery of Documents.

Each Seller shall have delivered to Purchaser each of the documents provided for in Section
2.02(b) hereof, as applicable.

Section 8.07    Call Rights Owner Side Letter.

A separate side letter, duly executed by the Purchaser and the Call Rights Owner under each Servicing Agreement (other than the Excepted Servicing Agreement) (each such letter, a "Call Rights Owner Side Letter"), pursuant to which the Call Rights Owner agrees that, in the event that the Call Rights Owner exercises its right to effect an optional termination of the related trusts (such date, the "Call Date"), the Call Rights Owner shall be obligated to retain the Purchaser as servicer of the related Mortgage Loans following the related Call Date on terms mutually agreed upon by the Purchaser and the Call Rights Owner. The Purchaser hereby agrees that the Call Rights Owner with respect to the Excepted Servicing Agreement will have the right, following the exercise of its early termination option and purchase of the related Mortgage Loans, to terminate the Purchaser as servicer of the related Mortgage Loans without the payment of any termination fee to the Purchaser.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of each Seller under this Agreement with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the Sale Date or Subsequent Sale Date, as applicable:

Section 9.01    Correctness of Representations and Warranties.

The representations and warranties made by Purchaser in Article VI of this Agreement are true and correct in all material respects.

Section 9.02    Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser prior to the Sale Date or Subsequent Sale Date, shall have been duly performed in all material respects.

Section 9.03    No Actions.

There shall not have been commenced or, to the best of Purchaser’s knowledge, threatened any action, suit or proceeding that will likely materially and adversely affect the consummation of the Transactions.

Section 9.04    Certificate of Purchaser.

On the initial Sale Date, Purchaser shall provide Sellers a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Purchaser dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 9.01 and
9.02 have been satisfied as of such date.

Section 9.05    Delivery of Documents.

Purchaser shall have delivered to Sellers each of the documents provided for in Section
2.02(b) hereof, as applicable.
ARTICLE X TERMINATION

Section 10.01 Termination.

(a) This Agreement may be terminated at any time either (x) prior to the Closing or applicable Subsequent Closing with respect to the sale of Mortgage Servicing Rights pertaining to a particular Servicing Agreement or (y) except under Section 10.01(a)(iv) hereof, after the applicable Closing or Subsequent Closing with respect to the related Interim Servicing Addendum as applied to the Mortgage Loans subject to a particular Servicing Agreement:

(i)    by the mutual written agreement of Purchaser and the Sellers;

(ii) by the Sellers or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a breach of any of the applicable representations or warranties set forth in this Agreement on the part of the other Party, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such breach by the terminating Party to the other Party;

(iii) by the Sellers or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality or Seller Material Adverse Effect or Purchaser Material Adverse Effect qualifications set forth in any such representation or warranty) if there shall have been a failure to perform or comply with any of the applicable covenants or agreements set forth in this Agreement on the part of the other Party in any material respect, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such failure by the terminating Party to the other Party;

(iv) by the Sellers or Purchaser, if the Closing or applicable Subsequent Closing shall not have occurred by the Termination Date or such later date as shall have been agreed to in writing by Purchaser and the Sellers; provided, that no Party may terminate this Agreement pursuant to this Section 10.01(a)(iv) if the failure of the Closing or such Subsequent Closing to have occurred on or before the Termination Date was due to such Party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement; and

(v) by the Sellers or Purchaser if (A) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement and the Transactions, which final action (1) has become unappealable and (2) does not approve this Agreement or the Transactions, (B) any Governmental Entity whose approval or nonobjection is required in connection with this Agreement and the Transactions has stated that it will not issue the required approval or nonobjection, or (C) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and unappealable.

(b) Either Party desiring to terminate this Agreement pursuant to Section
10.01(a) shall give written notice of such termination to the other Party.

Section 10.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.01(a), (a) this Agreement shall forthwith become void and have no further force, except that the provisions of this Section 10.02, Section 12.01, Section 12.02, Section 12.03, Section 12.04, Section 12.06, Section 12.07, Section 12.09, Section 12.11, Section 12.12, Section
12.14 and Section 12.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect, (b) Purchaser shall return to the related Seller all documents, information and other materials received from such Seller or its representatives relating to Mortgage Servicing Rights, Mortgage Loans or Servicing, and the Transactions, whether so obtained before or after the execution hereof, without retention of copies thereof other than as required by applicable law or as required by Purchaser’s bona fide internal record keeping and retention policies and (c) such Seller shall reimburse Purchaser the related Purchase Price paid by Purchaser for such Mortgage Servicing Rights, if any, within ten (10) days following such failed Servicing Transfer Date unless Purchaser and such Seller mutually agree to postpone the Servicing Transfer Date. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.01(a) shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement.
ARTICLE XI INDEMNIFICATION

Section 11.01 Indemnification by Seller.

Subject to the survival period set forth in Section 11.08, the related Seller shall indemnify, defend and hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses suffered or incurred by Purchaser or its Related Parties, that result from or arise out of:

(a)    Any breach of any representation or warranty contained in Article IV and
Article V by such Seller;

(b) Any non-fulfillment of any covenant or other obligation of such Seller contained in this Agreement or the Interim Servicing Addendum; and

(c) Any failure by such Seller or any Originator or prior servicer to originate, pool, sell, service or otherwise administer or conduct other related activities with respect to any of the Mortgage Loans prior to each respective Servicing Transfer Date in compliance with all Applicable Requirements;

provided, however, that notwithstanding anything to the contrary in this Section 11.01, or any other provision of this Agreement, no Seller has any obligation or liability to indemnify the Purchaser or its Related Parties or hold them harmless against any Losses that are caused by or are a result of the Purchaser’s failure to subservice any Subserviced Mortgage Loan in accordance with the applicable Subservicing Agreement prior to the related Servicing Transfer Date (except to the extent such failure is caused by or results from any such breach or failure by a Seller thereunder); provided, further, that no Seller shall be responsible to Purchaser or its Related Parties for that portion, if any, of any Loss that arises out of or results from Purchaser’s or its designee’s failure to service any of the Mortgage Loans or Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements (which such failure was not caused by a Seller’s breach of its obligations under this Agreement or the Interim Servicing Addendum). Purchaser shall notify the related Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”), provided, however the failure to give such notification will not affect the indemnification provided hereunder unless such Seller is materially prejudiced by such failure and had no actual knowledge of such Third Party Claim, and then only to the extent of such prejudice. Unless otherwise agreed to by the Parties, each Seller shall select separate counsel with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and separately defend themselves. Any exercise of such rights by Purchaser shall not relieve a Seller of its obligations and liabilities under this Section 11.01 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, Purchaser agrees to cooperate and cause its Related Parties to cooperate in good faith with the related Seller to ensure the proper and adequate defense of such Third Party Claim.

Section 11.02 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold each Seller and its Related Parties harmless from and shall reimburse such Seller and its Related Parties for any Losses suffered or incurred by such Seller or its Related Parties that result from or arise out of:

(a)    Any breach of a representation or warranty contained in Article VI by
Purchaser;

(b) Any non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement or in the Interim Servicing Addendum; and

(c) Any failure by Purchaser or its designee’s to service any of the Mortgage Loans and Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements, except if and to the extent such failure results from a breach of a representation, warranty or covenant by such Seller or any prior act or omission of such Seller or any Originator or prior servicer in violation of Applicable Requirements;

provided, however, that such Seller shall notify Purchaser promptly after receiving written notice of the assertion of any Third Party Claim, provided, however, that the failure to give such notification will not affect the indemnification provided hereunder unless the Purchaser is materially prejudiced by such failure and had no actual knowledge of such Third Party Claim, and then only to the extent of such prejudice. Unless otherwise agreed to by the Parties, the Purchaser shall select separate counsel with the prior written consent of Seller, which consent shall not be unreasonably withheld, and separately defend themselves. Any exercise of such rights by a Seller shall not relieve Purchaser of its obligations and liabilities under this Section 11.02 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, each Seller agrees to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Third Party Claim.

Section 11.03 Cure or Repurchase.

(a) The applicable Seller shall pay to Purchaser the Purchase Price Recapture Amount, minus the related portion of any remaining Document Holdback, if any, with respect to any Mortgage Servicing Rights if the related Mortgage Loan is required to be repurchased from an Investor within the period that is four (4) years following the Sale Date or the Subsequent Sale Date, as applicable. In addition to the Purchase Price Recapture Amount, such Seller shall reimburse Purchaser for the related outstanding Advances that were previously reimbursed to such Seller by Purchaser in accordance with Article III of this Agreement and not recovered by Purchaser, or advances of the same type as the Advances that were properly made by Purchaser after the applicable Servicing Transfer Date that are made in accordance with Applicable Requirements and as to which Purchaser is entitled to recovery, and shall be liable for indemnification for any Losses as and to the extent otherwise provided in this Article XI.

(b) The “Purchase Price Recapture Amount” is an amount equal to the product of (i) the Bid Multiple, (ii) the Net Servicing Fee Rate, and (iii) the unpaid principal of the related Mortgage Loan as of the date of payment of the Purchase Price Recapture Amount; provided, for purposes of calculating the Purchase Price Recapture Amount due and owing under Section 11.04(b) hereof, the unpaid principal of the related Mortgage Loan shall be as of the earlier of (x) the date of payment of the Purchase Price Recapture Amount or (y) December 31, 2015.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Purchaser’s right to appeal any demands by any Investor and subject to Purchaser’s right to indemnification under this Article XI, Purchaser acknowledges and agrees that Purchaser shall be obligated to cure any Mortgage Loan, if requested by the applicable Investor, if the cure is required by such Investor directly results from or arises out of (i) Purchaser’s having breached any representation, warranty, covenant, or other provision of this Agreement in any respect, (ii) Purchaser’s having failed to service any Mortgage Loan in accordance with Applicable Requirements, or (iii) any act or omission of Purchaser (or any of its agents or representatives) which caused such Seller to breach any Servicing Agreement in any respect.

Section 11.04 Subsequent Transfer Due to Repurchase.

(a) In the event a Seller is required to repurchase any Mortgage Servicing Rights pursuant to Section 11.03 or otherwise, or requests a repurchase of Mortgage Servicing Rights related to a Mortgage Loan pursuant to the terms of this Agreement, on the next available Investor transfer date or such other date as agreed to by Purchaser and such Seller, such Seller shall deliver to Purchaser the related Purchase Price Recapture Amount and any other amounts to which Purchaser may be entitled under this Agreement in connection with a repurchase and Purchaser shall transfer the Mortgage Servicing Rights with respect to such Mortgage Loan to such Seller. Upon such date, the Purchaser shall fully release its ownership interest in such Mortgage Servicing Rights and will have no claim to ownership of or any other interest in such Mortgage Loan; provided that Purchaser will subservice any such repurchased Mortgage Loans pursuant to an existing Subservicing Agreement.

(b) Prior to December 31, 2015, the Parties shall use commercially reasonable efforts to cooperate in identifying any Mortgage Loans that require a reduction of the principal balance or interest rate due to servicing errors not caused by Purchaser and the related Seller shall pay to Purchaser the related Purchase Price Recapture Amount with respect to such Mortgage Loans.

(c) In the event a Seller or an Affiliate of a Seller is required to repurchase any Mortgage Loans pursuant to the applicable Servicing Agreements, on the next available Investor transfer date, if applicable, or such other date as agreed to by Purchaser and such Seller, such Seller shall deliver to Purchaser the related Purchase Price Recapture Amount and the Purchaser shall transfer or cooperate in the transfer, as applicable, of the Mortgage Loan to Seller. Upon such date, the Purchaser shall fully release its ownership interest in the Mortgage Servicing Rights with respect to such Mortgage Loan and will have no claim to ownership of or any other interest in such Mortgage Loan, and shall recognize the respective Seller as the owner of such Mortgage Loan and related Mortgage Servicing Rights; provided that Purchaser will subservice any such repurchased Mortgage Loans pursuant to an existing Subservicing Agreement.

(d) In the event that a Seller repurchases any Mortgage Loans, the Purchaser agrees to use commercially reasonable efforts cooperate with such Seller, and any party designated as the successor servicer or subservicer, in transferring the applicable Servicing to such successor servicer and/or in transferring the Mortgage Loan to such Seller, at such Seller’s expense. The Seller shall be responsible for notifying the related Mortgagors of any transfer of Servicing in accordance with the Applicable Requirements. On or before the date upon which Servicing is transferred from the Purchaser to any successor servicer, with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or the Mortgage Loan is transferred to a Seller, as applicable and as described in the preceding paragraphs of this Section 11.04 (the “Subsequent Transfer Date”), the Purchaser shall prepare, execute and deliver to the successor servicer any and all reasonably necessary Mortgage Loan Documents, data tapes, and other instruments necessary or appropriate to effect the purposes of Servicing, and shall deliver all custodial and escrow funds related to such Mortgage Loans. The Purchaser shall reasonably cooperate with the respective Seller and such successor servicer in effecting the transfer of the Purchaser’s responsibilities and rights hereunder with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan and/or Mortgage Loans. The respective Seller shall bear all costs and expenses reasonably related to the transfer of such Mortgage Loans (including with regard to assignments (including in the case of any deficient assignments that are re-sent for recordation by Purchaser)). Notwithstanding the foregoing, the Parties may agree to the continued servicing or subservicing of any related Mortgage Loan by Purchaser or an Affiliate thereof on behalf of the respective Seller, commencing on such Subsequent Transfer Date, pursuant to any existing or new servicing or subservicing agreement with such Seller. In such event, the respective Seller shall not be required to notify related Mortgagors of the transfer of servicing or deliver to such Seller such Mortgage Loan Documents, data tapes, or other instruments, custodial or escrow funds, to the extent agreed by the Parties.

Section 11.05 Subserviced Mortgage Loans. With respect to the transfer of the Subserviced Mortgage Loans pursuant to this Agreement, Nationstar agrees that it will cooperate with the Sellers to the extent required by the applicable Subservicing Agreement.

Section 11.06 Other Indemnification Provisions.

Other than to seek to compel performance a Party’s obligations under the Agreement, the indemnification and cure and repurchase provisions of this Article XI shall be the sole and exclusive remedies of each Party and their respective Related Parties (a) for any breach of any representation, warranty, covenant or agreement by the other Party contained in this Agreement and (b) arising out of the transactions contemplated by this Agreement, either under this Agreement, at law or in equity. For the avoidance of doubt, the right of any Person to receive an indemnification payment or payment in connection with a repurchase under this Article XI (except with respect to the Document Holdback) shall not create a right to offset against such indemnification or repurchase payment any fee or payment payable by such Person under this Agreement; provided, however, that such Person shall have a right to offset against such payment any such fee or payment payable by such Person under this Agreement to the extent that such payment (i) has been agreed to by the Parties in writing or (ii) has been determined pursuant to a final and nonappealable award or decision by a court of competent jurisdiction.

Section 11.07 Reserved.

Section 11.08 Survival.

All of the representations and warranties of each Seller contained in Article IV and Article V and the indemnification obligations of each Seller contained in Article XI shall survive for a period of four (4) years following the Sale Date or Subsequent Sale Date, as applicable; provided, however, that the representations set forth in Sections 4.01, 4.02, 4.03 and 5.01(b)(i) shall survive indefinitely. All of the representations and warranties of Purchaser contained in Article VI and the indemnification obligations of Purchaser contained in Article XI, shall survive for a period of four (4) years following the Sale Date or Subsequent Sale Date, as applicable; provided, however, that the representations set forth in Sections 6.01 and 6.02 shall survive indefinitely.
ARTICLE XII MISCELLANEOUS

Section 12.01 Costs and Expenses.

Each of the Parties hereto shall bear its own fees, expenses and commissions of financial, legal and accounting advisors and other outside consultants incurred in connection with the due diligence, negotiation and execution of this Agreement and the Transactions. In addition, each Seller shall be responsible for all costs, fees and expenses relating to: (i) file shipping costs and image transfer costs in connection with the sale of the Mortgage Servicing Rights contemplated herein; (ii) the costs of substituting Purchaser as a plaintiff; (iii) all registration fees or transfer costs assessed by MERS to reflect the transfer of the Mortgage Loans registered with MERS; (iv) transfer fees and expenses (including, for the avoidance of doubt, legal fees) imposed or incurred by the applicable Investor or rating agencies to process a request for Servicing Agreement Consent; (v) except as provided in Section 7.19, all fees and expenses of each Seller’s Custodian to transfer the Mortgage Loans to the Purchaser’s Custodian, if applicable; and (vi) the filing of transfers of claims by Purchaser as provided in Section 7.03(d). Purchaser shall be responsible for all fees, costs and expenses relating to the retention of a back-up servicer that the applicable Investor may require as a condition to providing a Servicing Agreement Consent, as well as, except as otherwise set forth in this Agreement, all costs and expenses pertaining to conduct of the Servicing by Purchaser following its consummation of the Transactions.

Section 12.02 Confidentiality.

Each Party understands that certain information which it has been furnished and will be furnished in connection with the Transactions, including information concerning business procedures, servicing fees or prices, Non Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), policies or plans of the other Party or any of its Affiliates, is confidential and proprietary, and each Party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its Affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives and advisors who have a need to know such information) or use it, except in connection with the proposed acquisition contemplated by this Agreement or as such Party reasonably determines necessary as a part of its filing of Securities and Exchange Commission

Forms 8-K, 10-Q or 10-K as related to disclosures to investors, without the prior written consent of the Party furnishing such information (and provided in connection with such Securities and Exchange Commission filings, the Party intending to disclose such information shall provide the other Party with drafts of the relevant portions of such filings sufficiently in advance of such filing to allow the other Party a reasonable opportunity to review and comment, and shall reasonably consider the comments provided by the other Party). Information which is generally known in the industry concerning a Party or among such Party’s creditors generally or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes (provided, however that the public announcement of such information may be subject to Section 12.14, as provided therein). If Purchaser, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Purchaser agrees to provide the related Seller with prompt notice of such request(s) so that such Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 12.02. If a Seller, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, such Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive such Seller’s compliance with the terms of this Section 12.02. Notwithstanding the terms of this Section
12.02, if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser or a Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser or such Seller may disclose such information to such tribunal without liability hereunder. If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, immediately upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the Transactions.

Section 12.03 B rok er’s Fe es .

Each Party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement.

Section 12.04 Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a)    If to the Purchaser, to: Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel

With a copy to:    Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attn: Amar Patel

If to Springleaf, to:    Springleaf Finance Corporation
601 NW Second Street
PO Box 59
Evansville, IN 47708-0059
Attn: Rhonda Jenkins (Asst. Treasurer) E: rhonda.jenkins@springleaf.com
T: (812) 461-2725

With a copy to:    Springleaf Finance Corporation
601 N.W. Second Street
Evansville, IN 47708
Attn: General Counsel

If to MorEquity, to:    MorEquity, Inc.
601 NW Second Street
PO Box 59
Evansville, IN 47708-0059
Attn: Rhonda Jenkins (Asst. Treasurer) E: rhonda.jenkins@springleaf.com
T: (812) 461-2725

or to such other address as Purchaser or a Seller shall have specified in writing to the other.

Section 12.05 Waivers.

Either Purchaser or a Seller may, by written notice to the other:

(a)    Extend the time for the performance of any of the obligations or other transactions of the other; and

(b)    Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder.

The waiver by Purchaser or a Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 12.06 Entire Agreement; Amendment.

This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the sale of the Purchased Assets and supersede all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by the Sellers and Purchaser.

Section 12.07 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

Section 12.08 Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 12.09 Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, except to the extent preempted by Federal law. The Parties agree to waive trial by jury in the event of any dispute under this Agreement.

Section 12.10 Joint and Several Liability.

The Parties hereby acknowledge and agree that each Seller is jointly and severally liable to Purchaser for all representations, warranties, covenants, obligations and liabilities of the Sellers hereunder.

Section 12.11 Incorporation of Exhibits and Schedules.

The Exhibits and Schedules hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

Section 12.12 Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

Section 12.13 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the Parties hereto.

Section 12.14 Public Announcement.

No public release or statement concerning the subject matter of this Agreement shall be made by either Party or any of their respective Affiliates or representatives without the express written consent and approval of the other Party, except as required by applicable law, including the Securities Exchange Act of 1934, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, in which case the Party required to make the release or announcement shall notify the other Party and, to the extent possible, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and such public release or statement shall further be subject to Section 12.02, if applicable. The Parties shall use all reasonable efforts to (a) develop a joint communications plan; (b) ensure that all public releases (or portions thereof) and other public statements with respect to the Transactions shall be consistent with such joint communications plan and (c) unless otherwise required by applicable law, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, to consult with each other before issuing any public release or otherwise making any public statement with respect to the Transaction Documents or the Transactions.

Section 12.15 Assignment.

Neither Party may assign or subcontract all or any part of this Agreement, or any interest herein, without the prior written consent of the other party, and any permitted assignee shall assume the assignor’s obligations under this Agreement; provided, that, notwithstanding the foregoing, Purchaser shall be permitted to assign (a) its rights and interests in (x) following the applicable Servicing Transfer Date, the Advances and (y) following the applicable Sale Date or Subsequent Sale Date, the Mortgage Servicing Rights, in each case to be acquired hereunder to any of its financing sources as collateral security and (b) following the completion of the transactions, subject to and in compliance with Section 7.26 hereof, this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets) to one or more Affiliates of Purchaser, but in either case, no such assignment shall relieve Purchaser of its obligations hereunder.

Section 12.16 Conflicts between Transaction Documents.

In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement (including, for the avoidance of doubt, the Interim Servicing Addendum) and any Transfer Confirmation, the terms of this Agreement shall control.

Section 12.17 No Third-Party Beneficiaries.

Except as provided in Section 7.09(b) relating to Mortgagors, and the provisions of Sections
11.01 and 11.02 relating to Purchaser’s Related Parties and each Seller’s Related Parties, respectively, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, each Seller and Purchaser acknowledge and agree that Mortgagors are not third party beneficiaries of this Agreement, except, if and to the extent required by Applicable Requirements, for the first two sentences of Section 7.09(b).

Section 12.18 Disclosures.

Pursuant to this Agreement, certain Schedules and Exhibits hereto contain disclosures that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of the covenants of each Seller contained in this Agreement. Notwithstanding anything to the contrary herein, or in such disclosures, the inclusion of an item in such disclosures shall not be deemed an admission by a Seller that such item represents a material exception or event, state of facts, circumstance, development, change or effect, or that such item has or will result in a Seller Material Adverse Effect.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

NATIONSTAR MORTGAGE LLC Purchaser

By: /s/ Amar Patel      Name: Amar Patel      Title: EVP

SPRINGLEAF FINANCE CORPORATION
a Seller

By: /s/ David R. Schulz
Name: David R. Schulz
Title: Treasurer and Vice President

MOREQUITY, INC. a Seller

By: /s/ David R. Schulz      Name: David R. Schulz          Title: Treasurer and Vice President

82579762\V-14    [Mortgage Servicing Rights Purchase and Sale Agreement]

EXHIBIT A

CONTENTS OF MORTGAGE LOAN SCHEDULE [actual schedule delivered electronically]

ALL LOANS
1.	Loan_Num	Loan Number/ID	100100	Text
2.	Orig_Bal	Original Loan Amount	100,000	Number
3.	Note_Type	To distinguish Conventional, Conventional with PMI, etc	CONV with PMI	Text
4.	UPB	Current Principal Balance	100,000	Number
5.	Orig_PI	Original Monthly P&I	1,200	Number
6.	PI_Pmt	Current Monthly P&I Payment (IF DIFFERENT FROM ORIGINAL)	1,250	Number
7.	TI_Pmt	[T&I Constant (added to monthly payment) ($) for escrowed loans	290	Number
8.	Total_Pmt	Total Payment (T&I + P&I)	1,200	Number
9.	Escrow_Flag	Paying Escrow or Not	Y	Text
10.	Escrow_Bal	Escrow Balance (current total)	20,000	Number
11.	Escrow_Adv_Bal	Escrow Advance Balance (only advances for escrowed loans)	2,000	Number
12.	Orig_Stated_Term	Original Term (Balloon Term)	360	Number
13.	Orig_Term	Amortization Term	480	Number
14.	Current Balloon_Flag	Current Balloon Flag	Y	Text
15.	Original Balloon_Flag	Original Balloon Flag
16.	PRODUCTCD	Loan Product Type (5/6 ARM, Fixed 30, Balloon 15/30….etc)	5/6 ARM	Text
17.	First_Pmt_Dt	First Payment (Due) Date	2/1/2007	Date
18.	Int_Paid_To_Dt	Paid Through Date	2/1/2008	Date
19.	Maturity_Dt	Maturity Date	1/1/2037	Date
20.	Orig_Dt	Origination Date	1/1/2007	Date
21.	Orig_Rate	Original Note Rate	6.525	Number
22.	Note_Rate	Current Interest Rate	6.625	Number
23.	Sfee_Net	Serving Fee	0.375	Number

ALL LOANS
24.	State	Property State	NY	Text
25.	Zip_Code	Property Zip Code	10010	Text
26.	Prop_Type	Property Type (e.g. SFD, Condo, etc.)	SFR	Text
27.	Lien_Type	Lien Position	1	Text
28.	Orig_LTV	Original LTV	85	Number
29.	Orig_LTV_Combined	Combined LTV	100	Number
30.	Appraised_Value	Appraisal Value	120,000	Number
31.	Loan_Purpose	Loan Purpose	Purchase	Text
32.	Owner_Occup	Occupancy Type Code	Primary	Text
33.	Doc_Type	Documentation Type	Full Doc	Text
34.	DOT Hist
35.	FICO	Borrower FICO Scores	720	Number
36.	Prepay_Penalty_Term	Prepayment Penalty Period/Term	3	Number
37.	Orig_Non_Amort_Term	Interest Only period (if any, in months)	120	Number
38.	IO_Flag	Interest only Indicator	Y	Text
39.	Fcl_Flag	Foreclosure Flag	N	Text
40.	Bk_Flag	Bankruptcy Flag	N	Text
41.	Data_Dt	Data As of Date	1/1/2008	Date
42.	SD_Loan_Status	S&D Loan Status (REO, Payment Plan, Current, DQ, Short-Sale….)	REO	Text
43.	ARM Margin
44.	ARM Life Floor
45.	ARM Life Ceiling
46.	ARM Index
47.	ARM Init PD Cap
48.	ARM PD Rate Cap
49.	ARM PD Rate Floor
50.	ARM First Rate Chg Dt

ALL LOANS
51.	ARM Nxt Rate Chg Dt
52.	ARM Next Pmt Chg Dt
53.	ARM NegAM Flag
54.	T&I Advances	[Escrow Balance plus Add-ons]
55.	Corporate Advances All
56.	Corporate Advances Advance Only
57.	Transfer Date SSRVID
58.	High Cost / Section 32 Loan
59.	T&I Non-Escrowed Balance	T&I Advance Balance (only advances for non-escrowed loans))

EXHIBIT A-1

ESTIMATED PURCHASE PRICE COMPUTATION WORKSHEET

Number of Loans

Unpaid Principal Balance as of     month-end        $ Net Servicing Fee Rate        X    % Bid Multiple        X    %
Product of Unpaid Principal Balance, Bid Multiple and Net Servicing Fee Rate    $ Total Estimated Purchase Price    $

Completed By: [     ]    Phone Number: [     ] WIRE INSTRUCTIONS

Bank Name:    [_        ] ABA Number:    [    ] Account Name:    [    ] Account Number    [    ]
Reference:    [ ] MSR Sale [    /    /    ]

82579762\V-14    A-1

EXHIBIT A-2

PURCHASE PRICE COMPUTATION WORKSHEET

Number of Loans

Unpaid Principal Balance as of     month-end        $ Net Servicing Fee Rate        X    % Bid Multiple        X    %
Product of Unpaid Principal Balance, Bid Multiple and Net Servicing Fee Rate    $ Total Purchase Price    $
Remaining Purchase Price    $

Completed By: [     ]    Phone Number: [     ] WIRE INSTRUCTIONS

Bank Name:	[		]
ABA Number:	[	]
Account Name:	[	]
Account Number	[	]
Reference:	[	] MSR Sale [ /		/	]

8A25-792762\V-14

EXHIBIT B

FORM OF TRANSFER CONFIRMATION

[DATE]
[ ]
[ ]
[ ]
Attention: General Counsel

Re:    Transfer Confirmation

Ladies and Gentlemen:

This transfer confirmation (the “Transfer Confirmation”) among Nationstar Mortgage LLC (the “Purchaser”) and Springleaf Financial, Inc. (“Springleaf”), and, solely with respect to the Excepted Servicing Agreement, MorEquity, Inc. (“MorEquity” together with Springleaf, collectively referred to the "Sellers" and each a "Seller") and sets forth our acknowledgement, pursuant to which the Purchaser is accepting responsibility for the Servicing, and each Seller is transferring the Servicing of those certain Mortgage Loans identified on Schedule 1 hereto (and only those certain Mortgage Loans so identified), effective as of the date of this Transfer Confirmation, which notwithstanding anything to the contrary in the Agreement shall be the “Servicing Transfer Date” for such Servicing and the related Mortgage Loans and Mortgage Servicing Rights.

The transfer of the Servicing as contemplated herein shall be governed by that certain Mortgage Servicing Rights Purchase and Sale Agreement dated as of August [4], 2014, among the Sellers and the Purchaser (the “Agreement”).

All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement (including, for the avoidance of doubt, the Interim Servicing Addendum) and this Transfer Confirmation, the Agreement shall be controlling notwithstanding anything contained in this Transfer Confirmation to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Kindly acknowledge your agreement to the terms of this Transfer Confirmation by signing in the appropriate space below and returning this Transfer Confirmation to the undersigned. Facsimile or electronically imaged signatures shall be deemed valid and binding to the same extent as the original.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Transfer Confirmation to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

NATIONSTAR MORTGAGE LLC Purchaser

By:
Name:
Title:

SPRINGLEAF FINANCE CORPORATION
a Seller

By:
Name:
Title:

MOREQUITY, INC. a Seller

By:
Name:
Title:

EXHIBIT C

RESERVED

EXHIBIT D

FORM OF CLOSING CERTIFICATE

I,    , the of [Springleaf Finance
Corporation (“Seller”)][[MorEquity, Inc.] ("Seller")],[ Nationstar Mortgage LLC] (the “Purchaser”), pursuant to Section [8.05][9.04] of the Mortgage Servicing Rights Purchase and Sale Agreement among Springleaf Finance Corporation, MorEquity, Inc. and Nationstar Mortgage LLC, dated as of August [4], 2014 (the “Agreement”), hereby certify on behalf of the [Seller][Purchaser] that, in each case as of the date hereof:

(i) [Each of the Seller’s representations and warranties made in Article IV and Article V of the Agreement are true and correct in all material respects;]

(i) [Each of the Purchaser’s representations and warranties made in Article VI of the
Agreement are true and correct in all material respects;]

(ii) All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by the [Seller][Purchaser] at or prior to the date hereof have been duly complied with and performed in all material respects.

(iii) I am authorized to execute this Certificate on behalf of the [Seller][Purchaser].

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
[_ ].

By:      Name:
Its:

EXHIBIT E

SERVICING TRANSFER INSTRUCTIONS [attached]

Nationstar Mortgage LLC (“NSM”)

Servicing Transfer Instructions (STI's)

01 August 2014

General Requirements
Critical Cut-off Dates	• The Retiring Servicer will abide by critical cut-off dates for outgoing documentation, incoming documentation, bankruptcy activity and valuations. (Refer to Exhibit “F”)
Investor Transfer Requirements

The Retiring Servicer will submit, as mandated by the investor, the following transfer forms: FNMA (Form 629) 30 days prior to Servicing Transfer Date
FHLMC (Form 981): 30 days prior to Servicing Transfer Date
USDA (Form RD 1980-11): 30 days prior to Servicing Transfer Date GNMA (Form 11706): 60 days prior to Servicing Transfer Date GNMA (Form 11707): 60 days prior to Servicing Transfer Date
HUD/FHA: Change of Servicer and Holder # in FHA Connection to Nationstar Mortgage, LLC
no later than 5 days from the cut-off date. NSM HUD ID number 26450.

Goodbye Letters

• 15 days prior to the Transfer Date, the Retiring Servicer will mail the borrower a RESPA compliant Goodbye Letter. The required Goodbye Letter information for Nationstar Mortgage, LLC can be found in the exhibits section of this document.
(Refer to Exhibit “A”)
• 2 business days prior to the Goodbye Letter mailing date, the Retiring Servicer will provide a
Goodbye Letter Sample for review and approval.
• The Retiring Servicer will advise the borrower that any existing Optional Insurance and ACH will be discontinued on the Servicing Transfer Date. Additionally, the Goodbye Letter must inform the borrower to contact Nationstar for future coverage options and/or ACH setup.
• For borrowers who are in active loss mitigation, the Goodbye Letter must inform the borrower that their loss mitigation request will remain active, that documentation will be transferred to
Nationstar and inform the borrower that Nationstar will decision their workout option.
• 1 day prior to the Goodbye Letter mailing date, the Retiring Servicer will provide an electronic mailing manifest. The manifest must include the following fields: borrower name, mailing address, property address, loan number, letter date and transfer date.
• The Retiring Servicer is responsible for sending a retraction letter to any borrower who is sent a Goodbye Letter in error.
• Goodbye Letters for each transferred loan must be included in the image file and delivered to
Nationstar Mortgage, LLC.

Correspondence received after transfer

• All correspondence, insurance renewals, cancellation notices, customer inquiries, etc. received by the Retiring Servicer after the Servicing Transfer Date must be identified with the Retiring Servicer’s loan number and forwarded to Nationstar Mortgage, LLC via overnight delivery within 5 days of receipt.
• All Qualified Written Responses, received by the Retiring Servicer, after the Servicing
Transfer Date must be forwarded to Nationstar Mortgage, LLC via overnight delivery within 2 days of receipt.

IRS Reporting	• For any period prior to the Servicing Transfer Date, the Retiring Servicer will prepare and report all tax forms/documents to the Borrower and Internal Revenue Service (IRS).
Credit Bureau Reporting	• The Retiring Servicer will notify all Credit Bureaus of the servicing transfer via monthly transmission no later than 30 calendar days following the Servicing Transfer Date.

Power of Attorney

• The Executed POA must be received no later than the sale date.
• Nationstar requires 50 originals of the POA document.
• The POA may not have an expiration date of less than 1 year from the sale date.
• The Retiring Servicer must provide the direct counterparty for renewal of the POA document.

MERS/Non-MERS

• The Retiring Servicer must create a TOB (Transfer of Beneficial Rights) and/or TOS (Transfer of Servicing), as applicable, to Nationstar Mortgage, LLC 5 days following the transfer date.
• The Retiring Servicer must ensure that the following information is accurately transmitted to
MERS: (1) NSM Org ID, (2) Quality Review Flag (3) Sale & Transfer Date, (4) Recording
Information.
• The Retiring Servicer must be able to provide a full legal entity chain behind each legal owner/investor. For example: “As successor by merger” or “As successor by acquisition”
• For loans not in MERS, Nationstar Mortgage, LLC will prepare and file any and all required assignments at cost to the Retiring Servicer.
• For loans in which Assignments are prepared by the Retiring Servicer, it is expected that copies of the Assignments will be furnished with Δ (Delta) File Images.

Litigation/Mediation

• In the event the Retiring Servicer receives notification of Litigation/Meditation related to any loan within the transfer population, the Retiring Servicer will give written notification to Nationstar Mortgage, LLC within 5 business days of such notification.
• The Retiring Servicer should refer to their PSA for any legal requirements for loans with
Litigation/Mediation.

MSR Valuation Requirements

• During the Interim Servicing Period, the Retiring Servicer will provide on-going MSR Valuation Reporting on the 5th business day of each month. The report should cover the prior month period, until the Servicing Transfer has been completed. Required data elements are outlined in the Exhibits Section of this document.
(Refer to Exhibit “J”)

Uninsured Loans	• Nationstar Mortgage, LLC does not purchase Uninsured Government Loans. All uninsured loans must be removed from the transfer population.
Custom Reporting	• The Retiring Servicer must inform Nationstar Mortgage, LLC of any custom reporting requirements 30 days prior to the Servicing Transfer Date.

Payment Processing
Monthly Payments Received Post-Transfer Date

• 30 days prior to the transfer date, the Retiring Servicer will provide a copy of their current payment coupon to Nationstar Mortgage, LLC.
• No later than the MSR Sale Date, the Retiring Servicer will provide Nationstar Mortgage, LLC with a Power of Attorney to endorse checks on behalf of the Retiring Servicer. (If not already covered by any other Power of Attorney)
• For a period of 60 days following the Release Date, the Retiring Servicer will forward all daily payments received by overnight delivery. (Refer to Exhibit “A”)
• All funds transferred by electronic means must include a funds description with date of receipt information. Additionally, NSM requires that a detail of daily payments wired be emailed to: cash.wires@nationstarmail.com.
• All physical checks must be accompanied with:
(1) A detailed manifest including the Retiring Servicer’s loan number on the upper right-hand corner
(2) Date-stamp
(3) Endorsement as follows:

Pay to the order of Nationstar Mortgage, LLC without recourse

By

(Name of Signer) (Title of Signer) (Name of Company)

Non-Monthly Payments Received Post-Transfer Date

• The purpose of the check/wire must be clearly identifiable as to its purpose (e.g. tax refund, loss draft, payment of special insurance, principal payment, etc.)
• All checks must be accompanied with a detailed manifest along with the Retiring Servicer’s loan number on the upper right-hand corner. Additionally, the check should be properly endorsed, as seen above.
• All funds received by electronic means must include a funds description with date of receipt information. Additionally, NSM requires that a wire detail be emailed to:
cash.wires@nationstarmail.com.

NSF/Stop Payments after Transfer Date

• Prior to requesting reimbursement from Nationstar Mortgage, LLC, the Retiring Servicer must present the borrower’s check twice to the bank for good funds.
• The Retiring Servicer to provide the original returned or dishonoured payment, along with a copy of the debit advice within 20 days of receiving the notice. The notice should clearly reflect the reason the payment was dishonoured (e.g. NSF, Stop Payment, etc.). For dishonoured Payments, adequate proof should be provided indicating the bank rejected the draft.
• Retiring Servicer to provide Payment History from point of the dishonoured payment to the
Transfer Cut-off Date.
• Nationstar Mortgage, LLC will reimburse the Retiring Servicer for the dishonoured payments funds within 20 days of receipt of required documentation.

Payoff Funds Received Post-Transfer Date

• The Retiring Servicer will be responsible (including recordation) for all mortgage loans that pay in full prior to the transfer date.
• All funds must be received within 24 hours from the time of receipt. NSM will cover no more than one day’s worth of per diem interest cost.
• All checks must be accompanied with a detailed manifest along with the Retiring Servicer’s loan number on the upper right-hand corner. Additionally, the check should be properly endorsed, as seen above.
• All funds received by electronic means must include a funds description with date of receipt information. Additionally, NSM requires that a wire detail be emailed to:
cash.wires@nationstarmail.com.

Misapplied Payments

• The party receiving a notice of misapplied payment, occurring after the Transfer Date, will immediately notify the other party.
• Requests for corrections should be emailed to:  payment.research@nationstarmail.com.
• Retiring Servicer will provide the payment history from the point of error to the Transfer Cut- off Date and a copy of the cancelled check bearing the endorsement of the Retiring Servicer responsible for the posting of the missing funds.
• In the event a misapplied payment cannot be identified by either party and said misapplied payment has resulted in a mortgage account shortage, the Retiring Servicer will reimburse Nationstar Mortgage, LLC within 20 days after receipt of written demand by Nationstar Mortgage, LLC.
• Any check issued under provisions of this section must be accompanied by a statement indicating the purpose of the check, borrower name, subject property, and the corresponding
Retiring Servicer and/or Nationstar Mortgage, LLC account number.

Data Requirements
Loan Level Data

• Nationstar requires that the Retiring Servicer provide a “Data Dictionary”, which must include the following information: system codes, system code descriptions, file names, field names, field descriptions, valid values and field sizes for each field within the file.
• Loan Level Data files required:
(1) Master Data (Loan Level Data)
(2) Escrow (Escrowed Loan, Tax, Hazard, Loss Draft Handling & MI) (3) ARM (inc Payment Option ARM’s, Buydown & HELOC)
(4) Bankruptcy (Active & Inactive) (5) Foreclosure (Active & Post)
(6) REO
(7) Claims (MI/GSE, USDA, FHA/VA)
• Data requirements for all Loan Level Data can be found in the Exhibits section of this document. (Refer to Exhibit “D”)

Reports	• A list of required Reports, Report Descriptions and Data Requirements can be found in the exhibits section of this document. (Refer to Exhibit “E”)
Method of Delivery	• All data transmissions from the Retiring Servicer to Nationstar Mortgage, LLC must be made delivered electronically through a secure FTP site with PGP encryption.
Due Dates

• The preliminary loan level data, reports and data dictionary are due no less than 30 days from the Servicing Transfer Date.
• The final data sets and reports are due 1 business day following the cut-off date (cut-off is defined as the end of the investor reporting cycle).

Data Format
• Data files should be provided in either a fixed width format (ASC II TXT) or a comma delimited format (ASC II CSV). If the fixed width format is used, then a detailed file layout should accompany each file with the following:
(1) Filed Name
(2) Type/Attribute (to include decimal precision and implicit/explicit decimal point representation.
(3) Starting Position
(4) Ending Position

ARM Loan Validation
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer will provide a listing of all ARM Plan
Codes and ARM Index Code Definitions.
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer will provide 5 Note and ARM Rider samples for each ARM Plan in the transfer.
• If Texas Home Equity loans are included in the transfer, a sample Note and ARM Rider must be provided for  each Texas Home Equity product.
• Pending (future) P&I changes must be provided, including changes for Payment Option ARMs.
• Deferred Interest and Negative Amortization balance must be provided on any Payment Option ARM’s
• Kansas State UCCC: Clearly identify if the loans fall into one of the three categories below
- The note specifically reflects language that the loan is subject to the KS UCCC, even if the other features of the loan would not make it fall into this category;
- The APR at time of consummation was greater than 12.00%; or
- The interest rate is greater than the allowable statutory usury rate on the date of the origination.
• Modified Terms: All step rate changes are required to be provided.
• SCRA: Clearly identify borrower receiving SCRA benefits based on due date. Include Active Duty Start and
End Dates.
• TPR: Clearly identify any active TPR loans.
• Assumptions: Clearly identify any borrower currently going through the process for assumption.
Also, identify all assumable loans.
• 203K: Clearly identify any active 203K loans and provide all documentation associated.
• Conversion Options: Clearly identify any active ARMs with a conversion option.
• Balloon Resets: Clearly identify any balloons with a reset option/addendum.

Records/Files
Schema Approval & Image Testing

• The Retiring Servicer must provide their index schema (document type and document description) and sample images at least 60 days prior to transfer. Test images must include one sample document for each and every document type indexed on the Retiring Servicer’s Imaging Platform.
• Nationstar Mortgage, LLC will provide test results back within 10 days of receipt.

Loan Comments & Payment History Requirements

•    These auxiliary files should cover the life of the loan.
•    At least 60 days prior to the Servicing Transfer Date, the Retiring Servicer is required to provide a sample of their payment history and loan comments file for review and approval by Nationstar Mortgage, LLC.
•    Transaction balances on the payment histories must agree with the balances on the final trial balance report.
•        Payment histories must exhibit the following characteristics: (1) Must be in a customer friendly format
(2) Must be organized in chronological order
(3) Must include a running UPB
(4) May not be in an Excel Spreadsheet
(5) Must include the borrower’s name
(6) Must include the subject property address
(7) Must include the Retiring Servicer’s loan number
(8) Must be life-of-loan
•    For loans that are in default or in active loss mitigation, the Retiring Servicer must provide the Loan Comments and Pay Histories, related to those loans in their own distinct electronic files, under a separate cover for priority ingestion.

Invoice Requirements

• The Retiring Servicer must audit all invoices against corporate advances and include an electronic, reconciled manifest within 5 days following the Servicing Transfer date. Manifest must include:
• Previous Servicer Loan Number
• Document Type
• Invoice Number
• Invoice Amount
• Invoicing Payee
• Page Count of each document
• Filename of image
• Follow electronic image and imaging index requirement for invoice delivery
• File must be named Loan#-Inv# (EX: Loan4567-Inv8910)
• Microsoft Word and Excel files are not acceptable
Must be multi-paged single document TIF or PDF format
• At least 15 days prior to Servicing Release, the Retiring Servicer will notify all vendors that effective with the Service Release date, all invoices must be submitted to Nationstar Mortgage, LLC via LPS Invoice Management.
• The Retiring Servicer will request that assigned outside attorneys submit all outstanding invoices prior to the Transfer Date for payment and establish an invoice cut-off date.
• For a period of 10 days following the Servicing Transfer Date, third parties will not be able to submit invoices to LPS Invoice Management. During this time, Nationstar Mortgage, LLC cannot accept manual invoices. Manual invoices submitted during this time will be deemed as Non-Recoverable.
• NSM does not accept manual invoices from vendors eligible for LPS Invoice Management.
• Pending invoices relating to any services ordered prior the Service Release Date should be submitted to LPS Invoice Management within 15 days of Transfer.
• Any manual invoices (utility bills, etc.) should be forwarded to:
Non-REO Loans: Nationstar Property Preservation Team
REO Loans: Nationstar REO Team

All property preservation and inspection invoices will need the information below:

• Loan information (Borrower name, property address, NSM loan number)
• Invoice number
• Invoice Submit Date
• Invoice Paid Date
• Work Order date
• Order Completed date
• Work (item) Price ($)
• Detail work description (for Example Securing: Knob locks, Padlock, slider locks, window locks, security door. Interior Property Cleaning: refrigerator, toilets
• Property lot size, if applicable  (lots of up to 10,000 square feet, or lots greater than 10,000 square feet)

Required File Documentation

• The imaged files must contain images of all documentation delivered to the custodian and all documents related to the Origination and Servicing (including but not limited to: Assumptions, Modifications, Land Rights, Collections, Loss Mitigation, Foreclosure and Bankruptcy Documentation) of the file through the transfer date. (Refer to Exhibit “G”)

Image Indexing Requirements

• It is expected that the Retiring Servicer will index and label each and every document provided to Nationstar Mortgage, LLC. Special attention should be paid to the following document types: “Critical” Documents, Breach Letters, Verification of Standing (Chain of Title), Loan Modification Documents, Forbearance Agreements and Loss Mitigation Approval/Denial/Solicitation Letters. (Refer to Exhibit “G”)
• Nested sub-folder zip files are not acceptable
• Password protected files are not acceptable
• “Blob” (Multi-doc) Images are not acceptable.
Every image should contain a distinct doc type and prior servicer loan number
• Indexing must tie back directly to the index schema provided in image testing.
• Contents of images must match all items on provided manifest
Including:
1. Prior Servicer Loan Number
2. Document Type
3. Invoice Information (where applicable)
4. Page count of each document
5. Filename of image
6. Location on Electronic Media

Image Due Dates

• File Images:
Initial File Images: At least45 days prior to Servicing Transfer Date
First Δ (Delta) on File Images: 15 days prior to Servicing Transfer Date
Ongoing Δ (Delta) on File Images: Weekly, until such time as new documents have not been posted to the Retiring Servicer’s Imaging Platform, not to exceed 12 months.
• Invoices:
Initial Invoices: 15 days prior to Servicing Transfer Date
Δ (Delta): 5 days following the Servicing Transfer Date
Invoice Reconciliation: 5 days following the Servicing Transfer Date
• Loan Comments & Payment Histories:
Initial: 30 days prior to the Servicing Transfer Date
Δ (Delta): 1 business day following cut-off

Electronic Image Requirements

• Images must be single document multi-paged TIF, TIFF or PDF format
• Each image filename should be identified with the following information (See Example on
Page 8 - Column “D”):
• 1. Prior Servicer Loan Number (PSL)
• 2. Document Type
• 2a. Identification of multiple doc types from the same loan
• (e.g. Filename-P1, Filename-P2)
• 3. Invoice number (when applicable)
• 4.Extension (PDF, TIF)
• An index file or manifest file must be provided and include the following attributes (See
Example Below):
• 1. Prior Servicer Loan Number (PSL)
• 2. Document Type
• 3. Document Date
• 4. Filename
• 5. Location on Drive Electronic Media (The index file or manifest file indicates where on the media the files are located. This includes all folders and subfolders and the image filename).
• Indexed Images: If files are not previously indexed, the documents listed below must be separate images and use the Filename convention indicated in the above
• Note
• Mortgage
• Recorded Mortgage
• Recorded Assignment
• Title Policy or
• Title Commitment
• Application
• Appraisal
• HUD
• TIL
• Underwriting Approval and or Underwriting Transmittal Summary
• Credit Report
• First Payment Letter
• Hazard Insurance Policy
• Other documents not listed above can be imaged all together and must be named Seller Loan number_PS (ex. 123456789_PS.pdf, PS = prior servicer).
• If imaged Servicing Files are not available, Servicer will assess a fee per file to image the documents for the prior servicer. Fee is $100 per Servicing File
• Failure to provide a servicing file in either the required image format or in paper will result in a fee.
• The Servicing Files must contain stamped certified true copies of all the documents delivered to the Document Custodian in the Collateral Files, in addition to all other documents and information relating to the origination and servicing of the Mortgage Loans through the date on which the files are delivered to the Servicer.

Method of Delivery

• Images must be delivered on an encrypted hard drive or secure FTP. Method of encryption used must be an industry accepted standard. Must coordinate with Nationstar to set-up secure FTP transmission.
• For inquiries related to secure FTP set-up, and for delivery of encryption keys and/or media passwords, please send an email to: FlowServicingAcquisitions@nationstarmail.com
• The hard drive will not be returned to the Retiring Servicer after ingestion.
• NOTE: Nationstar does not reimburse for the cost of media/submission of documents or images.

Paper File/Document Delivery (Original Documents)

•    Do NOT send via certified mail.
•    Final titles must be delivered in electronic format only (short-form title are preferable).
•    The Previous Servicer agrees to the best of its ability to remove any files for loans that pay off prior to the Transfer Date. A fee will be assessed of $50 per loan for any paper file delivered within 3 days prior or thereafter of the transfer date for which the loan is no longer active.
•    Documents must include the Nationstar Mortgage, LLC legible handwritten loan number on the right-hand corner of each document provided unless otherwise present in barcoding or preformatted
•    A transmittal must be attached to each box listing the contents by NSM loan number and
Prior Servicer Loan Number.
•    Documents should be placed in a bar-coded box in the order of the transmittal.
•    An electronic manifest in Excel containing the Prior Servicer’s loan number, Prior Servicer’s name, document type and box number is required for any shipment
•    Each box must be labelled as follows: <New Servicer>/<Retiring Servicer>/<Transfer
Date>/<Box x of xx>
Example: Nationstar Mortgage, LLC/Main Street Bank/07.05.07/Box 4 of 30
•    All Paper Docs should be sent to:

Nationstar Mortgage LLC
Document Administration – Trailing Documents Division
350 Highland Drive
Suite 900
Lewisville, Texas 75067

Custodial Files

• The Prior Servicer’s Custodian(s) must confirm in writing the change of servicing relationship no less than 5 days prior to the Servicing Transfer Date.
• Collateral Files must be made available to Nationstar Mortgage, LLC on the day of transfer.
A Collateral Location Report must be provided 5 days prior to servicing of transfer and it must contain the Custodian Identification number and/or the Investor /Prior Servicer Identification Number.
• Either an agreement is executed to maintain the Collateral File at the current Custodian or a move to an approved Nationstar Custodian is required. If a move is warranted, the physical location as well as supporting data must be delivered to the new custodian. The collateral must be available to Nationstar on the date of the Transfer. The cost to move the collateral is solely on the selling prior servicer and not on the acquiring servicer (i.e. Nationstar)
• The Mortgage Custodial File must contain legal documents held by a Custodian, including the
Mortgage Note, recorded Security Instrument or a certified and true copy of the instrument sent for recordation if the closing date is less than 60 days from date of transfer, title insurance policy or a certified and true copy of the title commitment, power of attorney if applicable and other documents required to be retained by Ginnie Mae.
• If the property dwelling is a COOP the Stock Certificate, Proprietary Lease and Recorded
UCC1 or certified true copy of UCC1 sent to recording must be included in the Custodial File.
• If the loan is a CEMA loan, all Prior Notes must be original and all Assignments within the chain of Title must be recorded and included within the Custodial File at time of transfer.
• Previous Servicer shall provide a report of all Mortgage Custodial File exceptions (outstanding trailing documents) on the Transfer Date.
• Servicer shall validate or cause Servicer’s Custodian to validate the Previous Servicers report of exceptions and provide such validation to the Previous Servicer within 45 days of Servicer’s receipt of the report.
• All Collateral exceptions must be cleared within 30 days of transfer date. Failure to provide
Original Collateral, including Servicer access, meeting all agency and governance requirements within the 30 day timeframe will initiate repurchase actions. All trailing document exceptions must be cleared within 120 days of transfer date. Failure to clear exceptions will result in a per loan fee assessment which can ultimately lead to initiation of repurchase action.
• After the Transfer Date, Prior Servicer shall deliver trailing Mortgage Custodial File Documents in the following manner:

• One business day prior to each shipment, an electronic transmittal will be sent to the following email account: FlowServicingAcquisitions@nationstarmail.com

The electronic transmittal must contain the following attributes:

• For Electronic Images, see “Electronic Image Requirements” above.
• For Paper Documents:

1. Servicer Loan Number
2. Prior Servicer Loan Number
3. Document Type.

The shipment must contain a paper version of the electronic transmittal with the documents in the same order as the transmittal. Servicer preference is that all trailing documents allowable by Agency and Governance requirement are delivered in electronic image format versus paper. The electronic image format must meet the Electronic Image Requirements as listed above.

Custodial Files (cont)

• If delivery is in paper, the shipment adhering to the prior stated requirements must be shipped to the following in a trackable delivery format. Servicer will not accept certified mail or USPS delivery of documents or files.

Collateral Documents (Final Documents/Trailing Collateral-Non Default ) Nationstar Mortgage LLC
Attn: Document Administration -Trailing Documents Division
350 Highland Drive
Suite 300
Lewisville, Texas 75067

All other Trailing Docs send to:

Nationstar Mortgage LLC
Attn: Document Administration – Trailing Documents Division
350 Highland Drive
Suite 900
Lewisville, Texas 75067

Claims (Documentation)	• Corporate Advance screens and inspection histories must be provided in non-editable formats as required by HUD.

File Name & Index/Manifest File Example:

Escrow Requirements
General Escrow Requirements

• The Retiring Servicer will pay all Hazard Insurance, Mortgage Insurance, Flood Insurance and FHA Premiums due 30 days following the Servicing Transfer Date.
• Assuming Tax Bills are available for payment, the Retiring Servicer will pay all Real Estate Tax
Bills for all loans with an ELD (Economic Loss Date) of 30 days following the Servicing
Transfer Date.
• The Retiring Servicer will indemnify Nationstar Mortgage, LLC against any tax penalties incurred prior to the Transfer Date or uninsured losses due to the non-payment of premiums or policy cancellation.
• The Retiring Servicer will indemnify Nationstar Mortgage, LLC against any HUD penalties incurred within 30 days following the transfer date, or uninsured losses due to the non- payment of mortgage insurance of HUD premiums or policy cancellation.
• The Retiring Servicer must credit, prior to the Servicing Transfer Date, any accrued interest due on individual escrow accounts through the Servicing Transfer Date.
• The Retiring Servicer will pay all delinquent HOA dues on REO files prior to the Servicing
Transfer Date.
• The Retiring Servicer shall cease escrow analysis 30 days prior to transfer. Copies of the last completed escrow analysis should be included in the file.
• The Retiring Servicer must provide the escrow shortage spread term and the escrow cushion requirement for each loan.
• The Retiring Servicer must identify any modified loans with an extended shortage spread term.
• The Retiring Servicer shall identify any loans in a modification trial period.

Force-Placed Insurance

• Force-Placed Insurance for Hazard and Flood must be cancelled by the Retiring Servicer as of the Servicing Transfer Date.
• Refunds of force placed insurance should be forwarded to Nationstar Mortgage for deposit into escrow within 15 days of the loan transfer date.

Insurance Agent Notification of Servicing Transfer

• 5 days prior to the Servicing Transfer Date, the Retiring Servicer is required to furnish evidence that all applicable insurance companies/agents (Hazard, Flood, Wind, Earthquake, Mine and Mortgage Insurance) were notified of the Servicing Transfer.
• The Retiring Servicer will provide Nationstar with copies of all such notices or provide an
Officer’s Certification that transfer notices were produced and transmitted.
• All notices must list Nationstar Mortgage, LLC as the new Mortgagee with an effective date as the Servicing Transfer Date.

Transfer of Life of Loan Contracts

• Nationstar’s required Flood Contract vendor is CoreLogic.
• 5 days prior to the Servicing Transfer Date, the Retiring Servicer is required to furnish evidence that they have either established or transferred a CoreLogic Flood Contract to Nationstar Mortgage, LLC.
• Second liens must be assigned their own Flood Contract.

Transfer of Tax Service Contracts

• Nationstar’s required Tax Contract vendor is CoreLogic.
• 15 days prior to the Servicing Transfer Date, the Retiring Servicer is required to furnish evidence that they have either established or transferred a CoreLogic Tax Contract to Nationstar Mortgage, LLC.

Pool Insurance / Credit Enhancements

• For loans with Pool Insurance or Credit Enhancements, the Retiring Servicer must provide a copy of the Master Pool Mortgage / Credit Enhancement Policy including Policy Number 5 days before the Servicing Transfer Date.

Credit Life and Other Optional Products

• The Retiring Servicer will remove the premium amount(s) from the Borrower’s total monthly payment and disburse any and all premiums to the product vendor or the borrower prior to the Servicing Transfer Date.
• The Retiring Servicer will not transfer any optional product escrow lines to the Nationstar
Servicing System.

Loss Draft Handling

• The Retiring Servicer will work all claims through the Servicing Transfer Date
• 45 days following the transfer of funds to Nationstar Mortgage, LLC, the Retiring Servicer will pay out all Hazard Insurance Interest due.

FHA Loans

• The Retiring Servicer will provide the following:

• FHA Case Creation Date
• Indicator for FHA Streamline Refinance Yes/No
• $ amount of MIP financed at loan origination (indicate $0.00 if none was financed)
• Indictor for First Time Homebuyer Yes/No

Investor Reporting
Investor Cut-off

• The Retiring Servicer agrees to schedule an Investor Cut-off (including all monetary activity) as of the Servicing Transfer Cut-off Date so that all standard cut-off and remittance reports can be produced.
• The Retiring Servicer should not adjust any reporting or remitting to backdate payoffs occurring after the Investor Cut-off into the prior cut-off period.
• The Retiring Servicer is responsible for any required reporting and remitting, as is normally completed, on all Investor Cut-offs prior to the Servicing Transfer Date. This includes remittance of guaranty fees related to the cut-off date immediately preceding the Servicing Transfer Date.

Required Reports	• A list of all investor specific reports with due dates can be found in the Exhibits section of this document. (Refer to Exhibit “K”)
Test of Expected P&I Requirements

• For all remittance methods other than Actual/Actual, the Previous Servicer will calculate and provide an electronic (Excel) loan level Test of Expected P&I, including over and under collateralized position, reduced by investor remittance due to be paid by the Previous Servicer. Detail must be provided for all adjustments done post cut-off. A trial balance should accompany the Test of Expected P&I calculation.
• The Test of Expected P&I must include the following components:
(1) Loan Level prepaid principal and net interest (includes PIFs and curtailments). These funds are due to Nationstar Mortgage, LLC to cover future remittances.
(2) Loan Level delinquent principal and net interest. These funds are due to the Retiring
Servicer to cover prior scheduled remittances made to the investor that have not yet been paid by the borrower.
(3) The loan level scheduled principal and net interest remittance due as of Servicing Transfer Date (for example, with a December 31st Investor Cut-off with a January 1st Servicing Transfer Date, this would be the scheduled January 1st remittance due the investor.) These funds are due to the Previous Servicer so they may make the scheduled remittance due the investor.
• The above should be calculated at the service fee rate based on the investor servicing agreement or related loan funding schedule. If the Retiring Servicer is using a service fee rate other than that in the servicing agreement or on the funding schedule, any excess or shortage will not be recoverable from Nationstar Mortgage LLC. The Retiring Servicer must work with Nationstar Mortgage, LLC for recovery.
• The Retiring Servicer will provide Servicer with a copy of the Test of Expected P&I reconciliation at least 8 Business Days before funds settlement. Nationstar Mortgage, LLC will review the calculation and upon agreement, notify Retiring Servicer to obtain the account the P&I funds are to be wired to. The Retiring Servicer must wire funds no later than 1 Business Day before the Previous Servicer remittance date.
• If any differences are found after settlement of the Test of Expected P&I, Nationstar
Mortgage, LLC will submit a request with loan level detail to the Retiring Servicer for further settlement of those amounts. The Retiring Servicer should review and wire Nationstar Mortgage, LLC the funds within 10 business days of receipt of the request.

Settlement & Remittance

• The Retiring Servicer agrees to cooperate with Nationstar Mortgage, LLC for settlement of P&I including the final remittance, prepaid and delinquent P&I at the loan level and pool level, pool deficiencies and collateral differences, any shortages, any surplus amounts, SCRA variances, LPMI variances, or other amounts necessary to effectuate an orderly transfer in accordance with investor guidelines, time frames and generally accepted practices related to such transfer.

Balance Settlement

• Escrow funds for tax and insurance as of the Servicing Transfer Cut-off Date should be wire transferred to Nationstar Mortgage, LLC on or before the Servicing Transfer Settlement Date along with all other positive balance information. Loan level detail on how the wire should be applied must be provided to both Nationstar Mortgage, LLC and the Controlling Party.

Loss Mitigation
HAMP Reporting

• Nationstar Mortgage, LLC requires that the Preliminary IR2 HAMP reports be provided 30 days prior to the Transfer Date. The Final HAMP reports are due 1 business day following the cut-off date.
• Required IR2 Report Types (Refer to Exhibit “E”):
Treasury A,C,D HAMP Tier I HAMP Tier II
2MP
FHA HAMP

HAMP Transfer Forms

• Nationstar requires that the Retiring Servicer complete and return the following HAMP Transfer Notices/Forms as follows:
(Refer to Exhibit “H”)

MHA Servicing Transfer Notice - 30 days prior to transfer

MHA Servicing Transfer Initial Loan List - 15 days prior to transfer

MHA Assignment & Assumption Form (GSE Loans) - 15 days prior to transfer

MHA Servicing Transfer Final Loan List – 1 day following cut-off

HAFA Reporting

• Nationstar Mortgage, LLC requires that the Preliminary HAFA reports be provided 30 days prior to the Transfer Date. The Final HAFA reports are due 1 business day following the cut- off date
• Required HAFA Reports (Refer to Exhibit “E” & “B”)

File Documentation

• The Retiring Servicer must furnish all borrower/underwriting documentation submitted by the borrower for review by Nationstar Mortgage, LLC. (Refer to Exhibit “G”)
• The Retiring Servicer must also furnish all borrower/underwriting documentation for previous loss mitigation attempts reviewed by the Retiring Servicer.
• If the Retiring Servicer’s indexing structure is not comprehensive enough to delineate Loss Mitigation from other documents, Nationstar Mortgage, LLC expects the Retiring Servicer to deliver all Loss Mitigation Documentation under separate cover for specialized ingestion.

PLS Loss Mitigation
30 days prior to the Servicing Transfer Date, the Retiring Servicer will provide:

• A complete list of all workout product types (including modification types, short sale types, and DIL)

• Proprietary Modification calculation criteria (NPV, valuation, etc.)

• Delegated Authority Matrix (Advises at an investor level where the retiring servicer has delegated authority to take necessary default action and whether or not prior approval is required by the investor)

• Waterfall Requirements for all loans in a Private Label Security (provides requirements based on delinquency/status of the loan for priority assignments needing to be completed within a specified timeframe, ie 15 days, 30 days, etc.

Default
Notice to BK Attorney

• The Retiring Servicer will provide notice to Bankruptcy Trustees and the Borrower’s Attorney with respect to the assignment of any loan in Bankruptcy.
• Notice documentation must be provided within 5 days prior to the Transfer Date.

BK Transfer of Claims

• The Retiring Servicer is responsible for filing a Transfer of Claims notice with the Bankruptcy
Court within 30 days of the Servicing Transfer Date (See Exhibit “C”).
• In the event the Retiring Servicer is not able to complete this action, Nationstar Mortgage, LLC will agree to file the transfer of claims(s) at a price of $75.00 ($50.00 for the TOC to be completed and $25.00 for the Court Transfer Fee) per loan to be billed upon completion of all transfer filings. The Retiring Servicer will still be responsible for completing all necessary information on the Transfer of Claims Form.

LPS Bank Copy

• The Nationstar Default Team will decide whether or not a “Standard” or “Custom” Bank Copy will be utilized.
• For Retiring Servicer’s already utilizing LPS Desktop:
(1) Consent to transfer information between LPS and NSM will be required.
(2) The Retiring Servicer will allow Nationstar Mortgage, LLC to schedule the date the bank copy will take place. The bank copy must be completed within 24 hours of loans boarding Nationstar’s Servicing Platform.
(3) The Retiring Servicer must confirm that their Associates of will not close any active rails during the final transfer process.
(4) The Retiring Servicer must review and approve final loan population within 24 hours of receiving from LPS.
• For Retiring Servicer’s not utilizing LPS Desktop:
(1) Consent to create a Custom Bank Copy (Conversion) between NSM and LPS will be required.
(2) The Retiring Servicer must agree to work with LPS and NSM to map data for the LPSD Bank Copy.
(3) The Retiring Servicer will have to confirm whether or not the closing of open action items will affect the programming. If actions will affect the transfer, the Retiring Servicer will have to agree not to close active files during the transfer process.

File Documentation	• The Retiring Servicer must furnish all required documentation for loans in default (Bankruptcy/Foreclosure/Claims/REO). (Refer to Exhibit “G”)
Foreclosure Requirements

• Loans with a foreclosure sale date within 30 days prior to or after the servicing transfer date must be removed from the designated transfer.
• If Investor/Insurer guidelines prohibit removal of files from transfer, the Retiring Servicer will provide a “Foreclosure Special Handling Report” 30 prior to the Servicing Transfer Date and again 1 day following the investor cut-off date. (Refer to “Exhibit E”)
• A foreclosure should not be put on hold without the prior written approval or email confirmation from the Retiring Servicer.
• 30 days prior to the Servicing Transfer date, the Retiring Servicer will provide clear entity tree/matrix for the Retiring Servicer. The entity tree/matrix must also include information pertaining to the name in which Nationstar should foreclose or vest in (Foreclose in the name of “FINO” and Vest in the name of “VINO” for REO).
• 30 days prior to the Servicing Transfer date, the Retiring Servicer will provide a copy of their
Bidding Instructions and Bid Logic.

FHA/VA Default Reporting

• The servicer and holder number must be transferred on FHA Connection within 5 days of the cut-off date. Please ensure that the Holder/Servicer numbers transfer on loans that have conveyed, but still need Title approval and or Part B filed. It is essential that transfer occurs on loans in which the insurance has been terminated (conveyed to HUD).
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer is to provide a copy of last default report sent to the Veterans Administration via VALERI for future default reporting.
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer is to provide a Life of Loan
SFDMS History.
• Prior servicer must provide email authorization to HUD allowing Nationstar to reach out to
HUD for the prior month of default reporting (SFDMS) for the transferring FHA population.
• Prior Servicer must include the FHA Case number in preliminary data files sent as well as final.

REO Requirements

• 30 days prior to the Servicing Transfer Date, the POA for each MBS Trust must be furnished.
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer will coordinate the successful transfer of Utilities into the name of Nationstar Mortgage, LLC.
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer will provide notice to
Tenants on the transfer of Rental Management Company.
• 30 days prior to the Servicing Transfer Date, the Retiring Servicer will inform all Vendors and
Agents of the Servicing Transfer.
• The Retiring Servicer should not stop the eviction process due to the impending Servicing
Transfer.

Mediations/Depositions/Trials
Scheduled Mediations

The Retiring Servicer will provide a Mediations/NJT report for all loans with scheduled mediations, non-jury foreclosure hearings and depositions in conjunction with foreclosure actions. (Refer to Exhibit “I”)

• A preliminary Mediations / NJT report will be provided by the Prior Servicer 30 days for loans with event dates set post transfer.
• A final Mediations/NJT report will be provided by the Prior Servicer 5 business days prior to the transfer.

State Specific Mediations

On all State Specific items, where a portal is used, a list of loans in the various portals should be provided along with confirmation that the Servicer name in those portals has been changed to Nationstar Mortgage. Include the information of the event, if an event has been scheduled, but was not held prior to the Service Release of the account.

The following state specific requirements must be provided for all active cases included in the
Mediations/NJT Report:

•    Rhode Island: Status of BRP package, any pending Mediation dates scheduled where
Mediation has not been held
•    Washington Meet & Confer (Pre-foreclosure Referral): Report providing borrower and loan specifics (loan number, borrower name, phone number, and property address with County)
for all borrowers who have elected a meeting which has not yet been scheduled. Need to know if the request was for a telephonic or in person Mediation.
•    Oregon: List of all accounts transferred that had an active account in the Oregon Portal.
Confirmation that all accounts transferred within the portal have been changed to Nationstar
Mortgage as Servicer.

For all loans on hold due to mediation requirements (scheduled or not) the Prior Servicer is to provide the following:

•    Date hold started
•    Reason for hold (for example, Rhode Island 60 day hold from notice date)
•    Hold trigger details (letter sent, borrower elected meeting, etc.)

Additionally the following state specific requirements must be answered and provided:

Rhode Island:
•    Borrower countered loan modification, DIL or Short Sale terms at Mediation (Yes/No)
•    If yes, provide Borrowers counter terms.
•    Did Prior Servicer send response to counter (Yes/No)
•    If response was sent, provide copy of notice
•    Inventory report to include:
•    Date notice of mediation sent to the borrower
•    Certificate of Compliance issued by state (Yes/No)
•    Date Certificate of Compliance issued
•    Certificate of Compliance included in Collateral file (Yes/No)

Oregon
•    Was the Mediation Borrower or Servicer initiated?
•    Is process in LPS? (Yes/No)
•    Was Mediation date set? (Yes/No)
•    If yes, was Mediation held (yes/no)
•    If yes, was Certificate of Compliance issued (yes/no)
•    If no Certificate of Compliance was issued, provide explanation why.
•    If Certificate was issued, is Certificate of Compliance included in Collateral file (Yes/No)

New York
•    Is copy of the 90 day letter included in the file? (Yes/No)
•    Is copy of 90 day letter uploaded to LPS? (Yes/No)

Regulatory
RI HB 5335 Requirements

Pursuant to Rhode Island HB 5335 Requirements effective 9/9/2013, the retiring servicer is required to provide the following for any delinquent loan with property state in Rhode Island:

1) Confirmation that retiring servicer has issued a Notice of Mediation to the borrower prior to day
120 of delinquency.
2) Copies of all notifications sent
3) Confirmation that retiring servicer received a Certificate of Compliance or Good Faith of
Determination from the Rhode Island Housing Counselor
4) Copies of all certificates received - BOTH THE ORIGINAL AND COPY
5) Confirmation by retiring servicer that the title insurers have issued the 45 Day Letter after
Certificate of Compliance or Good Faith of Determination was received.
6) Copies of all 45 Day Letters issued
7) Confirmation that retiring servicer has issued a Certificate of Eligible Workout Agreement if the borrower completed a workout out agreement as a result of mediation.
8) Copies of all certificates sent.

NOTE: Letters referenced above are required to be provided no later than 10 days prior to transfer and must be provided separately from general servicing file delivery.

In addition, a report providing Letter Name, Letter Sent Date, and Delinquency Status at time of Letter Sent Date is also required.

CFPB	There are multiple CFPB requirements related to the transfer of loans. Please see below for specific requirements.
Reg B Part 1002.4Subpart (d)(2) COL ID 198001 - ECOA Appraisals
If disclosures to borrower were provided in electronic form, servicer shall provide: (1) Evidence of borrower's "informed consent" as required by E-Sign Act, and (2) Soft copies of all documents provided in this manner, together with method and date of delivery to borrower.

Reg B Part 1002.14Subpart (a)(1) COL ID 198002 - ECOA Appraisals	Servicer shall provide copies of each such appraisal or other written valuation
Reg B Part 1002.14Subpart (a)(3) COL ID 198004 - ECOA Appraisals	Cost of appraisal delivery on modifications will be assumed by prior servicer.
Reg X Part 1024.17Subpart (f)(2)(ii) COL ID 182565 - Escrow accounts	Servicer shall provide evidence of any surplus as a result of escrow analysis.
Reg X Part 1024.17Subpart (f)(4)(iii) COL ID 182566 - Escrow accounts	Servicer shall provide evidence of any deficiencies as a result of escrow analysis.
Reg X Part 1024.17Subpart (k)(5) COL ID 182569 - Escrow accounts	Servicer shall provide any evidence of untimely payment of hazard insurance leading to force- placed insurance.

Reg X Part 1024.33Subpart (b) COL ID 182570 - Mortgage servicing transfers	Servicer shall provide evidence that a notice of transfer for any assignment, sale, or transfer of the servicing of the mortgage loan has been sent to the borrower.
Reg X Part 1024.33Subpart (c) COL ID 182571 - Mortgage servicing transfers
Beginning on the effective date of transfer of the servicing of any mortgage loan, with respect to payments received incorrectly by the transferor servicer (rather than the transferee servicer that should properly receive the payment on the loan), the transferor servicer shall promptly either: (i) Transfer the payment to the transferee servicer for application to a borrower’s mortgage loan account, or (ii) Return the payment to the person that made the payment and notify such person of the proper recipient of the payment.

Reg X Part 1024.34Subpart (a) COL ID 182573 - Timely escrow payments and treatment of escrow account balances	Servicer shall provide evidence of escrow disbursements (property taxes and insurance premiums) for each loan
Reg X Part 1024.35Subpart (a-b) COL ID 182575 - Error resolution procedures	Servicer shall provide copies of all borrower complaints and responses received for the transferred loans.
Reg X Part 1024.35Subpart (d) COL ID 182577 - Error resolution procedures	Servicer shall provide copies of the acknowledgments of all notices of error and requests for information received on or after January 10, 2014, for the transferred files.
Reg X Part 1024.35Subpart (e)(1)(i) COL ID 182578 - Error resolution procedures	Servicer shall provide copies of all responses to notices of error
Reg X Part 1024.35Subpart (e)(1)(ii),(f),(g) COL ID 192881 - Error resolution procedures	Servicer shall provide copies of all responses to notices of error
Reg X Part 1024.35Subpart (e)(2) COL ID 182579 - Error resolution procedures	Servicer shall provide copies of all responses to notices of error
Reg X Part 1024.35Subpart (e)(3) COL ID 182580 - Error resolution procedures	Servicer shall provide copies of all responses to notices of error
Reg X Part 1024.35Subpart (e)(4) COL ID 182581 - Error resolution procedures	Servicer shall provide confirmation that Servicer/Transferor has responded or will respond to any Notices of Error received while servicing the loan.
Reg X Part 1024.37Subpart (b) COL ID 182590 - Force- placed insurance	Servicer shall provide copies of all correspondence with the borrower regarding insurance prior to force placement of insurance policies.
Reg X Part 1024.37Subpart (c)(1) COL ID 182591 - Force- placed insurance	Servicer shall provide evidence indicating adherence to requirements as set forth in this regulation before charging borrower for force-placed insurance.
Reg X Part 1024.37Subpart (d)(2)(ii) COL ID 182597 - Force-placed insurance
Servicer shall provide evidence indicating adherence to sending of Reminder Notice, including adherence to content guidelines as set forth in this regulation, when Servicer has not received demonstration of continuous coverage.

Reg X Part 1024.37Subpart (g) COL ID 182608 - Force- placed insurance	Servicer shall provide evidence that prior servicer flat cancelled force-placed insurance within 15 days of receiving evidence of insurance from the borrower for all transferred loans.

Reg X Part 1024.38Subpart (b)(2) COL ID 182612 - General servicing policies, procedures, and requirements	Servicer shall provide accurate information regarding loss mitigation options made available to a borrower and provide all loss mitigation documentation during the time the loan was serviced.
Reg X Part 1024.38Subpart (b)(3) COL ID 182613 - General servicing policies, procedures, and requirements
Servicer shall provide complete files (hard copy or preferably, electronic) with all requested documents, including material loan documents and correspondence with the borrower (including modification solicitations) in a form that is indexed and where documents are easily retrievable.

Reg X Part 1024.38Subpart (b)(4) COL ID 182614 - General servicing policies, procedures, and requirements
Transferor Servicer shall provide for the timely transfer all information and documents in the possession or control of the servicer relating to a transferred mortgage loan to a transferee servicer in a form and manner that ensures the accuracy of the information and documents transferred and that enables a transferee servicer to comply with the terms of the transferee servicer’s obligations to the owner or assignee of the mortgage loan and applicable law. In addition, transferor servicer shall provide to transferee servicer documents or information that may not have been transferred by a transferor servicer as identified by the transferee servicer.

Reg X Part 1024.38Subpart (c)(1) COL ID 182616 - General servicing policies, procedures, and requirements
Record retention. A servicer shall retain records that document actions taken with respect to a borrower’s mortgage loan account until one year after the date a mortgage loan is discharged or servicing of a mortgage loan is transferred by the servicer to a transferee servicer.

Reg X Part 1024.38Subpart (c)(2) COL ID 182617 - General servicing policies, procedures, and requirements
A servicer shall maintain the following documents and data on each mortgage loan account serviced by the servicer in a manner that facilitates compiling such documents and data into a servicing file within five days: (i) A schedule of all transactions credited or debited to the mortgage loan account, including any escrow account as defined in § 1024.17(b) and any suspense account; (ii) A copy of the security instrument that establishes the lien securing the mortgage loan; (iii) Any notes created by servicer personnel reflecting communications with the borrower about the mortgage loan account; (iv) To the extent applicable, a report of the data fields relating to the borrower’s mortgage loan account created by the servicer’s electronic systems in connection with servicing practices; and (v) Copies of any information or documents provided by the borrower to the servicer in accordance with the procedures set forth in §§ 1024.35 or 1024.41.

Reg X Part 1024.39Subpart (a) COL ID 182618 - Early intervention requirements for certain borrowers	Servicer shall provide all notes regarding call attempts and live contact by the 36th day of delinquency.
Reg X Part 1024.39Subpart (b) COL ID 182619 - Early intervention requirements for certain borrowers	Servicer shall provide copies of the 45 day notice for every loan where this was required.
Reg X Part 1024.41Subpart (b)(1) COL ID 182625 - Loss mitigation procedures
Servicer shall provide evidence of complete loss mitigation application. A complete loss mitigation application means an application in connection with which a servicer has received all the information that the servicer requires from a borrower in evaluating applications for the loss mitigation options available to the borrower.

Reg X Part 1024.41Subpart (b)(2)(i) COL ID 182626 - Loss mitigation procedures
Servicer shall provide copies of any loss mitigation application (including loan modifications or requests for short sale or deed-in-lieu) submitted by the borrower. If application is received on or after January 10, 2014, servicer shall also provide a copy of the Acknowledgment letter stating the application is either complete or incomplete.

Reg X Part 1024.41Subpart (c)(1) COL ID 182628 - Loss mitigation procedures	Servicer shall provide copies of any correspondence to the borrower requesting additional information, or denying or approving an application for loss mitigation.
Reg X Part 1024.41Subpart (c) (2) (iii) COL ID 205388 - Loss mitigation procedures	Servicer shall provide copies of any correspondence with borrower offering forbearance options.
Reg X Part 1024.41Subpart (d) COL ID 182630 - Loss mitigation procedures	Servicer shall provide copies of any denial of loan modifications; such denials must include the reasons for denial.
Reg X Part 1024.41Subpart (e)(2)(iii) COL ID 182634 - Loss mitigation procedures	Servicer shall provide copy of any appeal submitted by Borrower of loss mitigation denial.
Reg X Part 1024.41Subpart (f)(1) COL ID 182635 - Loss mitigation procedures
Servicer shall provide evidence of date of foreclosure referral, and copies of all documents prepared in connection with foreclosure, including without limitation demand letters, assignments, notices of substitute trustee, complaints or petitions, motions for summary judgment, depositions, affidavits, or any other documents required by law to foreclose, or received from borrower in an attempt to delay or cancel foreclosure.

Reg X Part 1024.41Subpart (g) COL ID 182637 - Loss mitigation procedures
Servicer shall provide reporting which 1) confirms a modification request is pending and not yet approved or denied; 2) confirms a modification request is approved but not yet accepted by borrower; and 3) confirms a modification request is in a trial period, but not yet booked.

Reg X Part 1024.41Subpart (h)(1) COL ID 182638 - Loss mitigation procedures
Servicer shall provide reporting identifying loans with loan modification or other loss mitigation which are in the available appeal period, or which have been appealed. If awaiting decision on appeal, servicer will notify new servicer of such. If the decision has been made, servicer shall provide a copy of notification sent to borrower and documentation about the review process.

Reg Z Part 1026.2Subpart (c) COL ID 182646 - Post- consummation events disclosures	Servicer shall provide copies of all rate/payments adjustment notices to the borrower.
Reg Z Part 1026.2Subpart (d) COL ID 182650 - Post- consummation events disclosures	Servicer shall provide copies of the initial rate adjustment notices required beginning on January 10, 2014.
Reg Z Part 1026.41Subpart (a) COL ID 182657 - Periodic statements for residential mortgage loans
If disclosures to borrower were provided in electronic form, servicer shall provide: (1) Evidence of borrower's "informed consent" as required by E-Sign Act, and (2) Soft copies of all documents provided in this manner, together with method and date of delivery to borrower.

Retiring Servicer Checklist
Task	Due Date	Complete	Date Completed
MSR Valuation Report	5th business day of each month until the Servicing Transfer is complete.	Yes X No
Submit POA w/ Renewal Contact Information (POA for checks, assignments/foreclosure)	Day of Sale	Yes X No
GNMA Investor Transfer (if applicable)	60 days prior to Transfer	Yes X No
Index Schema, Payment History Sample, Loan Comment Sample & File Images due	60 days prior to Transfer	Yes X No
Initial File Images	40 days prior to Transfer	Yes X No
Prelim Data & Data Dictionary Due (Refer to Exhibit “D”)	30 days prior to Transfer	Yes X No
Investor Reporting Items Due (Refer to Exhibit “K”)	30 days prior to Transfer	Yes X No
Special Handling Reports (Refer to Exhibit “D” and “E”)	30 days prior to Transfer	Yes X No
Need to be made aware of any Custom Reporting Requirements (PLS Loans)	30 days prior to Transfer	Yes X No
FNMA/FHLMC Investor Transfer	30 days prior to Transfer	Yes X No
ARM Plan Codes & Sample Notes/Riders	30 days prior to Transfer	Yes X No
Due Diligence Questionnaire (Refer to Exhibit “I”)	30 days prior to Transfer	Yes X No
Provide Sample Payment Coupon to NSM	30 days prior to Transfer	Yes X No
BK Transfer of Claims Notice Filing	30 days prior to Transfer	Yes X No
MHA Servicing Transfer Notice	30 days prior to Transfer	Yes X No
Pay Histories / Loan Comments (Please deliver loans in default/active loss mitigation under separate cover!)	30 days prior to Transfer	Yes X No
Entity Tree + FINO/VINO Info	30 days prior to Transfer	Yes X No

POA for MBS Trusts (REO)	30 days prior to Transfer	Yes X No
FCL: Bidding Instructions & Logic Matrix	30 days prior to Transfer	Yes X No
Provide a copy of last default report sent to the Veterans Administration via VALERI for future default reporting.	30 days prior to Transfer	Yes X No
Retiring Servicer is to provide a Life of Loan SFDMS History.	30 days prior to Transfer	Yes X No
REO Loans: Transfer Utilities to NSM	30 days prior to Transfer	Yes X No
REO Loans: Provide notice to tenants of new Rental Management Company	30 days prior to Transfer	Yes X No
REO Loans: Inform all Vendors/Agents of Transfer to NSM	30 days prior to Transfer	Yes X No
Delegated Authority Matrix and Waterfall Requirements (PLS Loans)	30 days prior to Transfer	Yes X No
Goodbye Letter Approval by Nationstar	18 days prior to Transfer	Yes X No
Goodbye Letter Manifest	16 days prior to Transfer	Yes X No
Goodbye Letter Mailing	15 days prior to Transfer	Yes X No
Investor Reporting Items Due (Refer to Exhibit “K”)	15 days prior to Transfer	Yes X No
Delta File Images (Refer to Exhibit “G”)	15 days prior to Transfer	Yes X No
Initial Invoices	15 days prior to Transfer	Yes X No
Prior Servicer to notify Vendors of Transfer Date	15 days prior to Transfer	Yes X No
MHA Assignment & Assumption Form (GSE Loans)	15 days prior to Transfer	Yes X No
MHA Servicing Transfer Initial Loan List	15 days prior to Transfer	Yes X No
Foreclosure Special Handling Report (Updated)	15 days prior to Transfer	Yes X No
Transfer of Tax Contract Vendor	15 days prior to Transfer	Yes X No
Test of Expected P&I Reconciliation Due	8 days prior to Transfer	Yes X No

Submit copies of Pool Insurance Policies	5 days prior to Transfer	Yes X No
Insurance Agent Notification of Transfer	5 days prior to Transfer	Yes X No
Transfer of Flood Contract Vendor	5 days prior to Transfer	Yes X No
Proof of Loss Payee Change / Life of Loan Contract Changes	5 days prior to Transfer	Yes X No
Proof of Custodial Change	5 days prior to Transfer	Yes X No
Notice of Transfer – BK Attorney’s	5 days prior to Transfer	Yes X No
Servicing Transfer / Cut-off Date
Final Data (Refer to Exhibit “D”)	1 day after cut-off	Yes X No
Retiring Servicer to wire Expected P&I Funds	1 day after cut-off	Yes X No
Delta Pay Histories / Loan Comments (Please deliver loans in default/active loss mitigation under separate cover!)	1 day after cut-off	Yes X No
Final Reports (Refer to Exhibit “E”)	1 day after cut-off	Yes X No
MHA Servicing Transfer Final Loan List	1 day after cut-off	Yes X No
Delta Invoices & Reconciliation Manifest	5 days after Transfer	Yes X No
Delta File Images	5 days after Transfer	Yes X No
HUD/FHA Servicer & Holder # Transfer	5 days after Transfer	Yes X No
On-going Weekly Δ File Images	5 days after Transfer	Yes X No
Investor Reporting Items Due (Refer to Exhibit “K”)	5 days after Transfer	Yes X No
MERS Transfer	5 days after Transfer	Yes X No
Credit Bureau Reporting Transfer	30 days after Transfer	Yes X No
Trailing Documents	60 days after Transfer	Yes X No

Exhibits
Exhibit “A”	Servicing Transfer Contact Information	Contacts.xlsx
Exhibit “B”	HAFA Treasury Reporting	HAFA Dictionary.xlsx
Exhibit “C”	Transfer of Claims Form	TOC Data Form.xlsx
Exhibit “D”	Loan Level Data Requirements	Loan Level Reports.xlsx
Exhibit “E”	Reports	Special Reports.xlsx
Exhibit “F”	Critical Cut-off Dates	Critical Cutoffs.xlsx
Exhibit “G”	Documentation	Documents.xlsx
Exhibit “H”	HAMP Transfer Forms	Assignment & MHA Servicing MHA Servicing Assumption Form.doc Transfer Loan List.xls Transfer Notice.xlsx
Exhibit “I”	Retiring Servicer Questionnaire	Retiring Servicer Questionnaire.docx
Exhibit “J”	MSR Valuation Data File	Bulk_Field_List.xlsx
Exhibit “K”	Investor Reporting Reports	Worksheet in STI outline.xlsx

EXHIBIT F BID MULTIPLE
[*]

*    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

82579762\V -14     F-1

EXHIBIT G

INTERIM SERVICING ADDENDUM

1.    DEFINITIONS.

For the purposes of this Interim Servicing Addendum (this “Addendum”), any capitalized term used and not defined herein that are defined in the Mortgage Servicing Rights Purchase and Sale Agreement (“Agreement”), dated as of August 1, 2014, by and among Springleaf Finance Corporation, MorEquity, Inc. and Nationstar Mortgage LLC, shall have the meaning set forth in the Agreement. Other definitions are as follows:

(a) Delinquent Serviced Mortgage Loans. Mortgage Loans that are thirty (30) or more days delinquent as of the first of any month during the Interim Servicing Period.

(b) Interim Servicing Fee. The monthly Interim Servicing Fee payable to Seller for performing interim servicing of the Mortgage Loans shall be as set forth on Schedule I attached hereto.

The Interim Servicing Fee shall be fully earned on the first day of the month, regardless of actual collections. In addition, the Seller shall be entitled to retain all late fees, ancillary income, and float income with respect to the Mortgage Loans during the Interim Servicing Period.

(c)    Interim Servicing Period.    The period of time on and after the Sale Date or
Subsequent Sale Date and before the applicable Servicing Transfer Date for each Mortgage Loan.

(d) Net Servicing Fee Percentage: The percentage identified in the Mortgage Loan Schedule and used to calculate the Servicing Fee in respect of an individual Mortgage Loan, in each case consistent with the terms of the Agreement and/or the Servicing Agreement.

(e) Servicing Fee: The monthly amount Purchaser shall be entitled to receive as its servicing fee. The Servicing Fee with respect to each Mortgage Loan equals the product of the Net Servicing Fee Percentage and the then outstanding principal balance of such Mortgage Loan, if and to the extent payable under the applicable Servicing Agreement. Solely for purposes of avoidance of doubt, Advances shall be paid out of Seller’s own funds and shall not be netted out of the Servicing Fee, subject to purchase by Purchaser of the outstanding Advances following the applicable Servicing Transfer Date in accordance with the terms of the Agreement.

2.    TERM.

The applicability of these provisions shall commence as of the close of business on the initial Sale Date, and shall terminate on the final Servicing Transfer Date, unless extended by mutual agreement of the Parties.

3.    RELATIONSHIP OF PURCHASER AND INTERIM SERVICER.

(a) Seller acknowledges that, subject to the terms and conditions of this Addendum, Purchaser will own all of the Purchased Assets as provided for in the Agreement, and shall be entitled to all Servicing Fee income payable under the Servicing Agreements, beginning on the Sale Date or Subsequent Sale Date, notwithstanding that the Servicing Agreements and/or the Credit and Servicing Files may remain in the possession of Seller (and the Collateral Files in the possession or control of Custodian) to facilitate the performance of interim servicing activities described herein during the term of this Addendum, and, during the term hereof, the Seller is entitled to the Interim Servicing Fee and other compensation and economic benefit described in Section 8 below.

(b) As reasonably requested, Seller shall allow, or cause to be allowed as the case may be, Purchaser or any Person or Persons authorized by Purchaser full and complete access to the Credit and Servicing Files in its possession or control, and the Collateral Files in the possession of the Custodian, at any time during normal business hours, and shall make available its personnel to Purchaser or to such authorized Persons at any time during normal business hours for the purpose of responding to routine, general questions or inquiries regarding the Purchased Assets; provided, however, that any such access shall be arranged in such a manner as not to interfere with the normal business operations of Seller. Notwithstanding the foregoing, Seller may, in its sole discretion, deny or restrict such access to any information the disclosure of which is restricted by contract or law or which would result in the waiver of any legal privilege (including the attorney-client privilege).

(c) Seller acknowledges that the Related Escrow Accounts of the Mortgage Loans, maintained pursuant to the Servicing Agreements, during the term of this Addendum are for the account of the Mortgagors under the Mortgage Loans, the Investors or Purchaser as their interests may appear. For convenience of administration, the balances and collections in the Related Escrow Accounts may continue to be held in the bank accounts heretofore employed for such purpose. Except as required to be paid in accordance with Servicing Agreements, Seller shall be entitled to retain the economic benefit of Related Escrow Accounts, until such time as dictated by this Addendum in conjunction with the applicable Servicing Transfer Date for a Mortgage Loan.

4.    SERVICING ACTIVITIES.

During the term of this Addendum, Seller shall, on behalf of Purchaser, properly conduct the Servicing by providing interim servicing for each of the Mortgage Loans in accordance with all Applicable Requirements, including, without limitation, making all Advances that are required under the Servicing Agreements and are eligible for reimbursement by the applicable Investor, subject to reimbursement by the Purchaser in accordance with the terms of the Agreement.

5.    RELATED ESCROW ACCOUNTS.

During the Interim Servicing Period:

(a)    The Related Escrow Accounts will continue to be held in the name of Seller.

(b)    Seller shall retain the economic status benefits from such accounts.

6.    FORECLOSURE.

During the term of these provisions, Seller agrees to take the following actions with respect to Mortgage Loans which are ninety (90) days delinquent or more, all in accordance with the Applicable Requirements:

(a) notify Purchaser as Mortgage Loans become ninety (90) days delinquent via monthly reports,

(b) perform all appropriate services, including but not limited to, the filing of a judicial or other foreclosure action or proceeding.

7.    INSURANCE.

Seller shall maintain, at its expense, throughout the term hereof for itself, fidelity and errors and omissions bond coverage covering all employees handling funds, monies, documents and papers, including those received or held for the Investor, with respect to performance of Servicing hereunder, all in accordance with the Applicable Requirements.

8.    INTERIM SERVICING FEE

(a) Purchaser shall pay to Seller the Interim Servicing Fee. Seller shall perform all of its obligations hereunder at Seller's sole cost and expense, except as otherwise specifically provided herein. Seller shall also be entitled to retain as additional compensation the economic benefit resulting from holding all Custodial Accounts and Related Escrow Account balances until the applicable Servicing Transfer Date and all Ancillary Income received during the Interim Servicing Period, including the initial HAMP servicer incentive fee paid during or before the Interim Servicing Period (provided, that Purchaser shall be entitled to any HAMP performance incentive fees thereafter).

(b) The Interim Servicing Fee due to Seller shall be netted out of the payment of the Servicing Fee due to Purchaser. A report of the Servicing Fee and Interim Servicing Fee, on a loan- level basis, shall be delivered to Purchaser within thirty (30) calendar days, after each calendar month end. The Interim Servicing Fee is subject to verification and approval by Purchaser within five (5) Business Days after receipt of Seller's certification.

9.    TERMINATION.

Except as otherwise provided for herein, these provisions shall terminate at the expiration of the term of this Addendum as provided herein.

*    *    *    *    *
Schedule I

# Pricing Fee Schedule

| Category | Description | Ist 6 mos | Thereafter |
|---|---|---|---|
| Base Fee (one fee per loan/month) (MBA methodology) | - Loans Current | $[*] | $[*] |
| | - Loans 30-59 Days Delinquent | $[*] | $[*] |
| | - Loans 60-89 Days Delinquent | $[*] | $[*] |
| | - Loans 90+ Days Delinquent | $[*] | $[*] |
| | - Foreclosure in Process | $[*] | $[*] |
| | - REO Units | $[*] | $[*] |
| | - Bankruptcy Units | $[*] | $[*] |
| Boarding Fee | - Fee per loan + actual out of pocket expenses | $[*] | |
| Deboarding Fee | - Fee per loan + actual out of pocket expenses | $[*] | |

| Ginnie Mae / Agency Loss Mit Incentives | If Opting into Treasury MHA Program | |
|---|---|---|
| - Qualified HAMP, HAFA, 2MP, FHA (a) | Mmounts payable to a servicer under Federal Program Workout Activity | $[*] |
| - Ginnie Mae (FHA/ VA Rural) / Agency Incentives | All Loss Mitigation not related to Treasury/Federal Program | $[*] |

| Incentives | All Loss Mitigation not related to Treasury (MHA) | Amount Due Nationstar |
|---|---|---|
| - Refinance | Borrower refinanced through NSM Originations platform | [*]% of Refi Amount, max $[*], min $[*] |
| - Modification | Receipt of funds pursuant to client approved modification | [*]% of UPB, max $[*], min $[*] |
| - Reinstatement or repayment plan | 60+ DPD account full reinstatement of all past due amounts | [*]% of UPB, max $[*], min $[*] |
| - Redemption | Borrower exercises right of redemption according to state specific guideline | [*]% of UPB, max $[*], min $[*] |
| - Short Sale & Note Sales | Receipt of funds pursuant to client approved plan | [*]% of net proceeds, max $[*], min $[*] |
| - Deed-in-Lieu | Property deeded to asset owner | [*]% of BPO, max $[*], min $[*] |
| - Third Party Sale | Asset sold to third party at foreclosure sale | [*]% of BPO, max $[*], min $[*] |
| - REO Sale | Liquidation of REO asse | [*]% of Sales Price, max $[*], min $[*] |

**Other Fees (if applicable):**

| | |
|---|---|
| - FHA Conveyance (b) | $[*] (max) |
| - Title Remediation (with Owner's consent) Per Loan | $[*] |
| - Repurchase Request Fee (if Nationstar is directed by Client to initiate work effort) Per Loan | $[*] |
| - Ancillary Fees | [*] |
| - Advances | |
| - Recovery Incentive | [*]% of deficiency proceeds collected |

(a) If at a future date additional Federal Programs become available, subservicer is entitled to fees.

(b) Nationstar will receive $[*] compensation upon completion of the Part A and Part B claims.

*    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT H

RESERVED

EXHIBIT I

FORM OF POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that [Springleaf Finance Corporation][[MorEquity, Inc.] (the “Company”), having a place of business at [INSERT SELLER ADDRESS], does hereby constitute and appoint Nationstar Mortgage LLC, a Delaware limited liability company (“Nationstar”), having an office at 350 Highland Drive, Lewisville, Texas 75067, by and through its officers, its true and lawful Attorney-in-Fact, in its name, place and stead and for its benefit, in connection with mortgage loans serviced by Nationstar on behalf of the Company (or one of its affiliates) pursuant to that certain Mortgage Servicing Rights Purchase and Sale Agreement, dated as of August 1, 2014 (the “Sale Agreement”) for the purpose of performing all acts and executing all documents in the name of the Company necessary and incidental to the servicing of said loans in compliance with the terms of the Sale Agreement and applicable law, including but not limited to:

1. Foreclosing delinquent loans or discontinuing such foreclosure proceedings, including, but not limited to, the execution of notices of default, notices of sale, assignments of bids, and assignments of deficiency judgments, and appearing in the prosecuting bankruptcy proceedings;

2. Selling, transferring or otherwise disposing of real property acquired through foreclosure or otherwise, including, but not limited to, executing all contracts, agreements, deeds, assignments or other instruments necessary to effect such sale, transfer or disposition, and receiving proceeds and endorsing checks made payable to the order of the Company from such proceedings;

3. Preparing, executing, and delivering satisfactions, cancellations, discharges, lost note instruments, or full or partial releases of lien, subordination agreements, modification agreements, assumption agreements, substitutions of trustees under deeds of trust, and UCC-
3 Continuation Statements;

4. Endorsing promissory notes and executing assignments of mortgages, deeds of trust, deeds to secure debt, and other security instruments securing said promissory notes in connection with loans for which Nationstar has received full payment of all outstanding amounts due on behalf of the Company;

5. Endorsing insurance proceeds checks and mortgage payment checks to the order of the
Company; and

6. Any and all such other acts of any kind and nature whatsoever that are necessary and prudent to service the loans, including, without limitation, delegating the authority granted herein to necessary third parties, including but not limited to law firms or trust companies and each of their officers, directors, employees, agents and assigns.

The Company further grants to Nationstar full power and authority to do and perform all acts necessary for Nationstar to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the Company might or could do with the same validity as if all and every such act had been herein particularly stated, expressed and especially provided for, and hereby ratifies and confirms all that Nationstar shall do, in compliance with the terms of the Sale Agreement and applicable law, by virtue of the powers and authority granted and contemplated hereby. This Limited Power of Attorney shall be in full force and effect until revoked or terminated by the Company.

This Limited Power of Attorney is not intended to extend the powers granted to the Nationstar under the Sale Agreements or to allow Nationstar to take any action not authorized by the Sale Agreement.

Nationstar hereby agrees to indemnify and hold the Company and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the failure by Nationstar to comply with Applicable Requirements in its exercise of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the consummation of the transactions contemplated in the Sale Agreement.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney, and may be satisfied that this Limited Power of Attorney has not been revoked by the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Seller has executed this Limited Power of Attorney this day of [Month and Year].

[SPRINGLEAF FINANCE CORPORATION][MOREQUITY, INC.]

By:
Title:

Witness: Name: Title:

Witness: Name: Title:

STATE OF [INDIANA][NEVADA]

COUNTY OF     )

Subscribed and sworn to (or affirmed) before me
on this day of , 20 , by
Date Month Year

Name of Signer

proved to me on the basis of satisfactory evidence to be the person who appeared before me.

Place Notary Seal Above

EXHIBIT J

LIST OF SERVICING AGREEMENTS

1. Securitization Servicing Agreement dated September 2, 2011, among Springleaf Mortgage Loan Trust 2011-1, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
2. Securitization Servicing Agreement dated April 20, 2012, among Springleaf Mortgage Loan Trust 2012-1, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
3. Securitization Servicing Agreement dated August 8, 2012, among Springleaf Mortgage Loan Trust 2012-2 Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
4. Securitization Servicing Agreement dated October 25, 2012, among Springleaf Mortgage Loan Trust 2012-3, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
5. Securitization Servicing Agreement dated August 10, 2013, among Springleaf Mortgage
Loan Trust 2013-1, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
6. Securitization Servicing Agreement dated July 9, 2013, among Springleaf Mortgage Loan Trust 2013-2, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
7. Securitization Servicing Agreement dated October 9, 2013, among Springleaf Mortgage Loan Trust 2013-3, Wells Fargo Bank, N.A., as master servicer and paying agent, Springleaf Finance Corporation, as primary servicer and U.S. Bank National Association, as indenture trustee.
8. Pooling and Servicing Agreement dated February 1, 2006, among Second Street Funding
Corporation, as depositor, American General Finance Corporation, as master servicer, MorEquity, Inc., as seller and JPMorgan Chase Bank, N.A., as trustee.
9. Mortgage Loan Sale and Servicing Agreement dated January 1, 2006, between
MorEquity, Inc., as seller and Second Street Funding Corporation, as purchaser.

LEGAL122787342.11

SCHEDULE 3.02(a) SERVICING TRANSFER DATES

CLOSE OF BUSINESS ON SEPTEMBER 30, 2014

SCHEDULE 5.01(a)(iii)
JUDICIAL AND ADMINISTRATIVE JUDGMENTS, ORDERS REMEDIATION PLANS, STIPULATIONS, AWARDS, WRITS AND INJUNCTIONS ASSUMED BY PURCHASER

None.

SCHEDULE 5.09
LITIGATION

Jeff and Katrina Angius v. Springleaf Home Equity, Inc., filed in the Circuit Court of Ohio County, WV on 10/1/2012, docket number 12-C-344. Plaintiffs allege that principal loan amount exceeded the appraised value of the property in violation of West Virginia law, and that certain fees denominated as "discount points" on the loan documents were not, in fact, discount points.

Seller has negotiated an agreement with the plaintiffs to dismiss the class allegations and proceed with the case as a single plaintiff arbitration, but as of today, that agreement has not been executed.